                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

================================================================================

                            ASSET PURCHASE AGREEMENT

                           DATED AS OF MARCH 18, 2004

                                  BY AND AMONG

                        PLANET POLYMER TECHNOLOGIES, INC.

                                       AND

                                ALLERGY FREE, LLC

================================================================================

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT, dated as of March 18, 2004, (this "Agreement"), by and between Planet Polymer Technologies, Inc., a California corporation ("Purchaser"), and Allergy Free, LLC, a California limited liability company ("Seller").

                                 R E C I T A L S

         WHEREAS, Seller is engaged in the business of designing, manufacturing, selling and distributing consumer products for use by allergy sensitive persons, including, without limitation, air filters, bedding and similar products (the "Seller Business");

         WHEREAS, Purchaser is engaged in the business of developing and licensing unique hydrosoluable polymer and biodegradable materials in the fields of agricultural and industrial manufacturing (the "Purchaser Business");

         WHEREAS, Seller desires to sell, and Purchaser desires to purchase, all of the assets, properties and rights relating to the Seller Business, other than the Excluded Assets (as defined below), pursuant to this Agreement.

                                A G R E E M E N T

         NOW, THEREFORE, in reliance on the representations and warranties and agreements and subject to the terms and conditions hereinafter set forth, the parties hereby agree as follows:

         1. DEFINITIONS. The following terms, as used herein, have the following meanings:

         "Accounts Receivable" shall mean the Seller Accounts Receivable or the Purchaser Accounts Receivable as the context requires, consistent with the meaning ascribed to such term in Section 2(i).

         "Acquisition" shall mean the transaction contemplated by this Agreement.

         "Acquisition Date" will have the meaning ascribed to such term in
Section 4(d).

         "Affiliate" means, with respect to any Person, a Person directly or indirectly controlling, controlled by or under common control with the Person, through the ownership of all or part of the Person.

         "Agreement" will have the meaning ascribed to such term in the Preamble.

         "Applicable Law" means any domestic or foreign, federal, state or local statute, law, common law, ordinance, policy, guidance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, permit or other requirement of any Governmental Authority.

         "Arbitrator" will have the meaning ascribed to such term in Section
5(b).

         "Assets" shall mean the Seller Assets or the Purchaser Assets as the context requires, consistent with the meaning ascribed to such term in Section 2.

         "Assumed Liabilities" will have the meaning ascribed to such term in
Section 3.

         "best knowledge" or "to the best of knowledge" a Person will be deemed to have knowledge of a particular fact or other matter if: (i) that Person is actually aware of that fact or matter; or (ii) a prudent Person could be expected to discover or otherwise become aware of that fact or matter in the course of conducting an investigation regarding the accuracy of any representation or warranty contained in this Agreement.

         "Business" shall mean the Seller Business or the Purchaser Business as the context requires.

         "Business Day" means a day of the week (but not a Saturday, Sunday, or holiday) on which banking institutions in San Diego are open. All references to "days" in this Agreement will be to calendar days unless specifically referenced as a Business Day.

         "Change of Control" means (i) the acquisition, directly or indirectly, by any person, entity or group (within the meaning of Section 13(d)(3) of the Exchange Act) of the beneficial ownership of securities or more than fifty percent (50%) of the total combined voting power of all outstanding securities of Purchaser; (ii) a merger or consolidation in which Purchaser is not the surviving entity, except for a transaction in which the shareholders immediately prior to such merger or consolidation hold, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the surviving entity immediately after such merger or consolidation; (iii) a reverse merger in which Purchaser is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of Purchaser are transferred to or acquired by a Person different from the shareholders of Purchaser immediately prior to such merger; or (iv) the sale, license, transfer and/or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of Purchaser.

         "Closing" will have the meaning ascribed to such term in Section 4(d).

         "Closing Balance Sheet" shall mean a balance sheet of Seller as of the Acquisition Date prepared in accordance with GAAP (other than normal year-end adjustments) delivered by Seller to Purchaser.

         "Code" means the Internal Revenue Code of 1986 as amended, and the Treasury Regulations promulgated thereunder.

         "Confidential Information" means all nonpublic information respecting Purchaser or its Affiliate's business including, but not limited to, the Business and the products, research and development, processes, customer lists, marketing plans and strategies of Purchaser or its Affiliates, whether or not relating to the Business. Confidential Information does not include information that is, or becomes, available to the public unless such availability occurs through an unauthorized act on either Member's part.

         "Consideration Allocation" will have the meaning ascribed to such term in Section 4(c) .

         "Contracts" shall mean the Seller Contracts or the Purchaser Contracts as the context requires, consistent with the meaning ascribed to such term in
Section 2(h).

         "Copyrights" means all of the following: (i) all copyrights, all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any State or territory thereof, or any other country or any political subdivision thereof, and (ii) all reissues, extensions or renewals thereof.

         "Damages" means all demands, claims, actions or causes of action, assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement, including
(i) interest on cash disbursements in respect of any of the foregoing at a rate of five percent (5%) per annum from the date each such cash disbursement is made until the Person incurring the same is indemnified in respect thereof, and (ii) reasonable costs, fees and expenses of attorneys, accountants and other agents of the Person.

         "directly or indirectly" means as an individual, general partner, limited partner, shareholder, member, officer, director, principal, agent, employee, consultant, advisor or in any other relationship or capacity.

         "Environmental Laws" will have the meaning ascribed to such term in
Section 6(r)(i).

         "Equipment" means all machinery and equipment, including processing equipment, conveyors, machine tools, tools, tooling, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Excluded Assets" will have the meaning ascribed to such term in
Section 2.

         "Excluded Liabilities" will have the meaning ascribed to such term in
Section 3.

         "FDA" means the Food and Drug Administration.

         "Financial Statements" will have the meaning ascribed to such term in
Section 6(d)(i).

         "Fixed Assets" will have the meaning ascribed to such term in Section 2(b).

         "Fraud" means any fraud, misrepresentation, theft, embezzlement, dishonesty or moral turpitude.

         "GAAP" means generally accepted accounting principles as applied on a consistent basis.

         "Governmental Authority" means any foreign or domestic, federal, territorial, state or local governmental authority, instrumentality, court, government commission, tribunal or organization, or any regulatory, administrative or other agency, including the FDA, or any political or other subdivision, department or branch of any of the foregoing.

         "Hazardous Substances" means any substance, material or waste that is regulated by any Governmental Authority, including, without limitation, (i) petroleum; (ii) asbestos; and (iii) any material or substance that is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," or "restricted hazardous waste" under any provision of any Applicable Law, including, without limitation, Section 307 and Section 311 of the Clean Water Act, 33 U.S.C. Section 1251 et seq. (33 U.S.C. Sections 1317,
1321), Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C.
Section 6901 et seq. (42 U.S.C. Section 6903), and Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C.
Section 9601 et seq. (42 U.S.C. Section 9601).

         "Indemnified Party" will have the meaning ascribed to such term in
Section 14(b).

         "Indemnifying Party" will have the meaning ascribed to such term in
Section 14(b).

         "Independent" means a person who is not and never has been an officer, director, employee, or equity owner or either party or any Affiliate of either party.

         "Intangible Property" will have the meaning ascribed to such term in
Section 2(c).

         "Intellectual Property" will have the meaning ascribed to such term in
Section 6(j) and 7(k).

         "Inventory" will have the meaning ascribed to such term in Section
2(a).

         "IRS" means the Internal Revenue Service.

         "Issued and Outstanding Stock" shall mean the issued and outstanding shares of Purchaser's common stock as of the Acquisition Date, plus any options, warrants or other rights to acquire common stock of Purchaser, or any stock or instrument convertible into common stock of Purchaser, at a price per common share of less than $1.00, subject to any applicable adjustments.

         "Know-how" will have the meaning ascribed to such term in Section 2(d).

         "Letter of Credit Rights" means rights to payment or performance under a letter of credit, whether or not Seller, as beneficiary, has demanded or is entitled to demand payment or performance.

         "Liability" or "Liabilities" means, with respect to any Person, any liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of the Person or is disclosed on any Schedule or Exhibit hereto.

         "License" means any rights under any written agreement owned or acquired by a party granting any right (i) to use any Copyright or Copyright registration; (ii) any right with respect to any invention on which a Patent is in existence; (iii) to use any Trademark; or (iv) any other license of rights or interests held or acquired by such party.

         "Liens" means any security interests, liens, pledges, charges, options, rights of first refusal, encumbrances, claims or other third party rights of any kind.

         "Material Adverse Effect" means a change in, or effect on, the operations, affairs, condition (financial or otherwise), results of operations, assets, properties, Liabilities, earnings, prospects, reserves or any other aspect of the Business that results in a material adverse effect on, or a material adverse change in the Assets or the Business.

         "Member" or "Members" shall mean the members of Seller.

         "Patents" means all of the following in which either party holds any interest: (i) all letters patent of the United States or of any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or territory thereof, or any other country, and (ii) all reissues, continuations, continuations-in-part or extensions thereof.

         "Permit" will have the meaning ascribed to such term in Section
6(n)(iv).

         "Person" means an individual, corporation, partnership, joint venture, trust, limited liability company or other business entity.

         "Private Stock" means shares of Purchaser's unregistered common stock, issued to Seller.

         "Proceeding" or "Proceedings" means any lawsuit, claim, hearing, arbitration, proceeding (public or private), governmental investigation, or legal, administrative or other action.

         "Proprietary Information" will have the meaning ascribed to such term in Section 2(e).

         "Purchaser" will have the meaning ascribed to such term in the Preamble.

         "Purchaser Indemnitees" will have the meaning ascribed to such term in
Section 12.

         "Purchaser's Documents" will have the meaning ascribed to such term in
Section 7(b).

         "Purchaser SEC Reports" will have the meaning ascribed to such term in
Section 7(e).

         "Reference Balance Sheet" will have the meaning ascribed to such term in Section 6(d)(i).

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Seller" will have the meaning ascribed to such term in the Preamble.

         "Seller's Documents" will have the meaning ascribed to such term in
Section 6(a).

         "Stock Price" shall mean $.06 per share of Purchaser's common stock and where applicable adjusted to reflect the Reverse Stock Split.

         "Subordinated Convertible Note" will have the meaning ascribed to such term in Section 4(b) and shall be in the form and content of Exhibit "A" attached hereto and incorporated herein by reference.

         "Subsidiary" means, with respect to any Person, (i) any corporation in which such Person, then owns stock possessing more than fifty percent (50%) of the total combined voting power of all classes of stock, (ii) any partnership in which such Person is a general partner or (iii) any limited liability company, partnership or other entity in which such Person possesses a fifty percent (50%) or greater interest in the total capital or total income of such limited liability company, partnership or other entity.

         "Tax" or "Taxes" means any taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any taxing authority, including any Governmental Authority and any taxing agency thereof, including, without limitation, (i) any federal, state, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA or FUTA), real or personal property tax or ad valorem tax, sales and use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, severance tax, prohibited transaction tax, premiums tax, environmental tax, intangibles tax, occupation tax, net worth tax, estimated tax, transfer and gains tax, (ii) any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax, and (iii) any liability with respect to the foregoing as a result of being a member of any affiliated, consolidated, combined, unitary, or similar group, as a result of any transferee liability in respect of the foregoing, as a result of any agreement or otherwise by operation of law.

         "Tax Returns" mean any return, report, form or other information filed or required to be filed with the IRS or any other federal, foreign, state local, provincial taxing authority with respect to any Tax, including any claim for refund of Taxes and any amendments or supplements of any of the foregoing.

         "Trademarks" means all of the following owned, adopted or acquired by a
Party: (i) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (ii) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

         2. PURCHASE AND SALE OF ASSETS. Subject to the terms and conditions of this Agreement, Seller agrees to sell, transfer, convey, assign, and deliver to Purchaser, and Purchaser agrees to purchase, all of the business assets, properties, real or personal, and rights of every nature, kind and description, tangible and intangible, as reflected on the Closing Balance Sheet used or useable in the Seller Business, owned by, leased by, or in the possession of the Seller (the "Assets"), except that the Assets shall not include any of the assets set forth on Schedule 2 hereto (the "Excluded Assets") all of which shall be retained by Seller and shall not be sold or conveyed to Purchaser hereunder. Without limiting the generality of the preceding sentence, the Assets include the following:

                  (a) Inventory, wherever located, used or useable in the Business (the "Inventory") consisting of inventory, merchandise, goods and other personal property that are held by or on behalf of Seller for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in Seller's business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software;

                  (b) Fixed and other physical assets, wherever located, used or useable in the Business consisting of Equipment, and fixtures ("Fixed Assets");

                  (c) All Patents, Copyrights and Trademarks used or useable in the Business, and all agreements of any nature whatsoever with respect to any of the foregoing (the "Intangible Property"), including, without limitation, the rights to all brand names;

                  (d) All inventions, discoveries, improvements, computer software, data, skill, expertise, procedures and processes used or useable in the Business and owned by Seller and all agreements of any nature whatsoever with respect thereto (the "Know-how");

                  (e) All other trade secrets and proprietary information relating to the Business, including customer lists, market surveys and all agreements of any nature whatsoever with respect thereto (the "Proprietary Information");

                  (f) All right, title and interest of Seller in and to Licenses, transferable permits, exemptions, approvals, franchises and privileges relating to the Business to the extent transferable under Applicable Law;

                  (g) All books, records, accounts, correspondence and other information which has been reduced to writing relating to or arising out of the Business, including accounting records, legal records, technical information and manuals, designs, blueprints, models, drawings, specifications, patterns and any computer record of any of the foregoing;

                  (h) All of Seller's claims and rights under all leases, contracts, agreements, and purchase and sales orders, whether written or oral, relating in any manner to the Business including, without limitation, those set forth on Schedule 6(k) hereto (collectively, the "Contracts");

                  (i) All accounts owned or acquired by Seller including, accounts receivable, notes and notes receivable, other receivables, book debts and other forms of obligations to Seller and Letter of Credit Rights relating to the Business ("Accounts Receivable");

                  (j) All prepaid items, deposits, bank accounts, certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness and other similar assets relating to the Business;

                  (k) All interests in partnerships, joint ventures and other business associations relating to the Business;

                  (l) All rights of Seller under express or implied warranties from the suppliers of Seller with respect to the Assets to the extent transferable under Applicable Law;

                  (m) All proceeds under insurance policies (excluding proceeds under insurance policies that relate to Excluded Assets or Excluded Liabilities);

                  (n) All of Seller's claims and causes of action against others relating to the Business (except to the extent related to the Excluded Assets or Excluded Liabilities); and

                  (o) All goodwill associated with the Business or Assets, together with the right to represent to third parties that Purchaser is the successor to the Business.

         3. ASSUMED LIABILITIES; EXCLUDED LIABILITIES. Except for the liabilities of Seller relating to the Business set forth on Schedule 3 (the "Assumed Liabilities"), which Purchaser agrees to assume, Purchaser does not assume, agree to perform or discharge, indemnify Seller against, or otherwise have any responsibility for Liabilities of Seller, whether fixed or contingent, known or unknown, matured or unmatured, liquidated or unliquidated, secured or unsecured, and whether arising prior to, on or after the date hereof (collectively, the "Excluded Liabilities").

Without limiting the generality of the preceding sentence, the Excluded Liabilities include the following:

                  (a) Any Liability of Seller arising out of or relating to products of Seller to the extent sold on or prior to the Acquisition Date except as set forth on Schedule 6(t);

                  (b) Any Liability of Seller under any Contract that arises after the Acquisition Date, but that arises out of any breach thereof by Seller that occurred on or prior to the Acquisition Date;

                  (c) Any Liability for Taxes of Seller or any Member, including (i) any Taxes arising as a result of Seller's operation of the Business or ownership of the Assets occurring on or prior to the Acquisition Date, (ii) any Taxes that will arise as a result of the sale of the Assets pursuant to this Agreement except as otherwise expressly provided in Section 8(e), and (iii) any deferred Taxes of any nature;

                  (d) Any Liability arising out of or relating to obligations owed to Members or Seller's credit facilities or any security interest related thereto except as set forth on Schedule 3(d);

                  (e) any Liability resulting from the failure to comply with any Environmental Law by Seller arising out of or relating to the operation of the Business or Seller's leasing or operation of real property occurring on or prior to the Acquisition Date;

                  (f) Any Liability under any employment, severance, retention or termination agreement of Seller with any employee of Seller;

                  (g) Any Liability of Seller arising out of or relating to any employee or independent contractor grievance, including those under any employment, severance, retention or termination agreement of Seller, arising out of facts occurring on or prior to the Acquisition Date;

                  (h) Any Liability to distribute to any of Seller's members any part of the consideration received hereunder;

                  (i) Any Liability of Seller based upon the operations of the Business by Seller on or prior to the Acquisition Date arising out of any Proceeding to which Seller is a party pending as of the Acquisition Date;

                  (j) Any Liability of Seller arising out of or resulting from Seller's compliance or noncompliance with any Applicable Law;

                  (k) Any Liability of Seller arising out of or resulting from Seller's compliance or noncompliance with any judgment, order, writ, prohibition, injunction or decree of any Governmental Authority;

                  (l)      Any Liability of Seller under this Agreement; and

                  (m) Any Liability of Seller based upon Seller's acts or omissions occurring after the Acquisition Date.

         4. PURCHASE PRICE AND CLOSING. In full consideration for the Assets and the confidentiality and non-compete agreements contained in Section 8(a) of this Agreement, Purchaser shall pay to Seller the aggregate consideration as follows:

                  (a) Stock Consideration. At the Closing, Purchaser will issue and deliver to Seller 28,193,900 shares of Private Stock ("Stock Consideration"), subject to adjustment as provided in Section 4(b) below.

                  (b) Subordinated Convertible Note. At the Closing, purchaser will issue and deliver to Seller the Subordinated Convertible Note in the approximate amount of Two Million Eight Hundred Seventeen Thousand Five Hundred ($2,817,500.00) (the exact principal amount will be determined at the Closing and will be equal to the then principal amount of indebtedness of Seller for money borrowed) (the "Note Payment"). If the principal amount is not more than $450,000 the interest rate shall be 5.5% per annum. Otherwise the interest rate shall be the prime rate as announced from time to time in The Wall Street Journal under "Money Rates." Seller may elect to accept additional shares of Private Stock as additional Stock Consideration and reduce the principal amount of the Note Payment by a per share amount equal to the per share offering price for the Private Placement described in Section 8(n) up to a maximum $2,450,000.00 reduction of the Note Payment principal amount. The Note Payment and Stock Consideration are collectively referred to as the Purchase Consideration.

                  (c)      Purchase Consideration Allocation.

                           (i) The parties shall allocate the Purchase Consideration (plus all consideration attributable to the portion of the Assumed Liabilities which are treated as purchase price for federal income tax purposes) to each Asset or groups thereof in accordance with the applicable provisions of Section 1060 of the Code (the "Consideration Allocation") and generally as set forth in Schedule 4(c).

                           (ii) Each party agrees to timely file an IRS Form 8594 reflecting the Consideration Allocation for the taxable year that includes the Acquisition Date.

                           (iii) Each party hereto shall adopt and utilize the Consideration Allocation for purposes of all Tax Returns filed by them and shall not voluntarily take any position inconsistent with the foregoing in connection with any examination of any Tax Return, any refund claim, any litigation proceeding or otherwise, except that Purchaser's cost for the Assets may differ from the amount so allocated to the extent necessary to reflect Purchaser's capitalized acquisition costs other than the amount realized by Seller. In the event that any taxing authority disputes the Consideration Allocation, the party receiving notice of the dispute shall promptly notify the other parties hereto of such dispute and the parties hereto shall cooperate in good faith in responding to such dispute in order to preserve the effectiveness of the Consideration Allocation.

                  (d) Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the sale and purchase of the Assets (the "Closing") shall take place on the date as soon as reasonably practicable following satisfaction of the conditions to Closing set forth in Section 9 to this Agreement ("Acquisition Date"), at the offices of Blanchard, Krasner & French, APC, 800 Silverado Street, 2nd Floor, La Jolla, CA 92037.

         5.       POST-ACQUISITION PURCHASE CONSIDERATION ADJUSTMENT.

                  (a) Indemnity Obligations. If either party is required to indemnify the other party pursuant to Sections 12 and 13 of this Agreement, the Purchase Consideration will be adjusted as provided in this Section 5 of this Agreement.

                  (b) Dispute Resolution. In the event that either party disagrees with any demand for indemnification by the other party, such party shall give written notice of its objections thereto within forty-five (45) days of any claim for indemnification ("Dispute Notice"). If a party does not timely deliver a Dispute Notice, the claim for indemnity will be final and binding on the parties. If a party timely delivers a Dispute Notice, then during the 30-day period following such delivery, Seller and Purchaser shall attempt to resolve any differences which they may have with respect to any matters specified in the Dispute Notice (which resolution, if any, shall be final and binding on all parties). If, at the end of such 30-day period Seller and Purchaser shall have failed to reach written agreement with respect to all such matters, then all such matters specified in the Dispute Notice with respect to which an agreement has not been reached (the "Disputed Matters") shall be submitted to and arbitrated by an independent certified public accounting firm selected by Independent members of Purchaser's Board of Directors (the "Arbitrator"). The Arbitrator shall consider only the Disputed Matters. The Arbitrator shall act promptly, and the Arbitrator's decision with respect to all Disputed Matters shall be final and binding upon the parties hereto. The prevailing party in the arbitration shall be entitled to the reimbursement from the non-prevailing party of the prevailing party's reasonable attorney's and accountant's fees and costs incurred in connection with the arbitration. The fees and expenses of the Arbitrator incurred in connection with its review and determination of any Disputed Matters shall also be borne by the non-prevailing party.

                  (c) Adjustment to Purchase Price. If Seller is the Indemnifying Party, Seller shall cause to be surrendered to the Purchaser shares of Private Stock equal to the dollar amount of Seller's indemnity obligation divided by the Stock Price, but in no event more than one hundred thousand (100,000) shares (after giving effect to the Reverse Stock Split). If Purchaser is the Indemnifying Party, Purchaser shall cause to be issued to Seller shares of Purchaser common stock equal to the dollar amount of Purchaser's indemnity obligation divided by the Stock Price, but in no event more than one hundred thousand (100,000) shares (after giving effect to the Reverse Stock Split).

         6. REPRESENTATIONS AND WARRANTIES OF SELLER. In order to induce Purchaser to enter into this Agreement, as of the Acquisition Date, except as set forth in the Disclosure Schedules attached hereto, Seller represents and warrants to Purchaser that:

                  (a) Legal Authority, Binding Effect. Seller has the full capacity, power and authority to execute and deliver this Agreement and to transfer the Assets as contemplated herein. Seller has full capacity, right, power and authority to execute, deliver and perform its obligations under this Agreement and all other agreements, certificates and documents (collectively, the "Seller's Documents") executed or delivered or to be executed or delivered by Seller in connection herewith. This Agreement and the other Seller's Documents constitute legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms.

                  (b) Organization, Good Standing. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California, and has full power and authority to own, lease and operate its assets and properties and to conduct the Business as it is now being conducted. Seller is duly qualified or licensed to do business and is in good standing as a foreign company under the laws of those jurisdictions in which the conduct of its business or the ownership or leasing of its assets requires such qualification. The copies of Seller's Articles of Organization, as amended (certified by the Secretary of State of California), and Operating Agreement which have been previously delivered to Purchaser or its representative are correct and complete.

                  (c) Capitalization. The Members identified on Schedule 6(c) hold one hundred percent (100%) of the membership interests in Seller. Seller has no Subsidiaries and has no equity in any corporation, partnership, joint venture or other entity and Seller has conducted its business only through Seller.

                  (d)      Financial Statements.

                           (i) Seller has delivered to Purchaser the unaudited balance sheet of Seller as of December 31, 2003 (the "Reference Balance Sheet"), and the related unaudited statements of operations and members' equity for the fiscal year then ended (the "Financial Statements").

                           (ii) Except as set forth on Schedule 6(d)(ii), the Financial Statements are complete, are in accordance with Seller's books and records regularly maintained by management, have been prepared in accordance with GAAP, consistently applied by Seller, and present fairly the financial position, results of operations and changes in financial position of Seller as of the dates and for the periods indicated.

                           (iii) There are no liabilities, debts, obligations or claims against the Business or the Assets of any nature, absolute or contingent, which in the aggregate exceeds $10,000, except (a) as and to the extent reflected or reserved against on the Reference Balance Sheet, (b) specifically described and identified as an exception to this paragraph in any of the Schedules delivered to Purchaser pursuant to this Agreement, (c) incurred since the Reference Balance Sheet Date, in the ordinary course of business consistent with prior practice and
         Section 6(f) hereof, or (d) open purchase or sales orders or agreements for delivery of goods and services in the ordinary course of business consistent with prior practice; provided Seller is not in default thereunder.

                  (e) Liabilities. As of December 31, 2003, all liabilities of Seller are set forth or adequately reserved against or otherwise disclosed in the Financial Statements, in each case in accordance with GAAP, consistently applied by Seller. Since December 31, 2003, Seller has incurred no other Liabilities, except for those incurred in the ordinary course of business as theretofore conducted which are not materially adverse to the operations or prospects (financial or otherwise) of the Business, except for the liabilities set forth on Schedule 6(e).

                  (f) No Adverse Change. Except as set forth on Schedule 6(f), since December 31, 2003, Seller has operated its business only in the ordinary course of business as theretofore conducted, and there has been no: (i) Material Adverse Effect, or any event or development which, individually or together with other such events, could reasonably be expected to result in a Material Adverse Effect; (ii) suffered any damage or destruction resulting in a loss or cost to Seller of more than $10,000 in the aggregate, whether or not covered by insurance; (iii) amendment of its Articles of Organization or Operating Agreement; (iv) issuance of any additional units or other Seller securities or issuance, sale or grant of any option or right to acquire or otherwise dispose of any of its authorized but unissued units or other company securities; (v) declaration or payment of any distribution in cash or property on its units; (vi) repurchase or redemption of shares of its units or other Seller securities; (vii) incurrence, performance or payment or other discharge, of any obligation or liability (absolute or contingent), except for current obligations and liabilities incurred in the ordinary course of business consistent with past practice; (viii) entering into of any employment agreement with, or becoming liable for any bonus, profit-sharing or incentive payment to, or increasing of the compensation or benefits of, any of its officers, directors or employees; (ix) sale, transfer or acquisition of any properties or assets, tangible or intangible, other than in the ordinary course of business; (x) material changes in its customary method of operations including marketing, selling and pricing policies and maintenance of business premises, fixtures, furniture and equipment; (xi) modification, amendment or cancellation of any of its existing leases or entering into any contracts, agreements, leases or understandings other than in the ordinary course of business or entering into of any loan agreements; (xii) investments other than in certificates of deposit or short-term commercial paper; (xiii) capital expenditure or addition or commitment to make a capital expenditure or addition, when considered as a whole is in excess of an aggregate of $10,000; (xiv) Liens or restrictions of any of the Business or the Assets; (xv) commencement of any litigation, action or proceeding before any court, governmental or regulatory body or arbitrational tribunal relating to the Business or the Assets; or (xvi) changes in respect of any election concerning Taxes or Tax Returns, adopted or changed any accounting method, filed any amended Tax Return, entered into any closing agreement with respect to Taxes, settled any Tax claim or assessment or surrendered any right to claim a refund of Taxes or obtained or entered into any Tax ruling, agreement, contract, understanding, arrangement or plan.

                  (g) Taxes. Seller has duly, timely and properly filed within the time prescribed by law, all Tax Returns required to be filed by it with respect to the income, business or operations of Seller with the appropriate Governmental Authority in all jurisdictions in which such Tax Returns are required by law to be filed and such Tax Returns were complete and accurate. Seller has paid in full all Taxes due or claimed to be due on or in respect of all such Tax Returns. Seller is not the subject of any pending or, to the best knowledge of Seller, threatened tax examination nor is it a party to any proceeding or inquiry by any governmental authority for the assessment or the proposed assessment or for the collection of Taxes nor has any claim for the assessment or proposed assessment or for the collection of Taxes been asserted against Seller. There are no Liens for Taxes that are due and unpaid on any of the assets or properties of Seller. All amounts required to be withheld by Seller in connection with its business or operations from customers with respect to the sale of goods, or from or on behalf of employees for income, social security and unemployment insurance taxes, have been collected or withheld and either paid to the appropriate governmental agency or set aside and, to the extent required by the Code or other Applicable Law, held in accounts for such purpose.

                  (h) Title to Property; Condition; All Assets. Seller has and will transfer to Purchaser good and marketable title to all the Assets, free and clear of all Liens except as described in Schedule 6(h) hereto. Such Assets are in good order and working condition, subject to ordinary wear and tear, and are adequate and suitable for the purposes for which they are presently being used and their use by Seller complies in all material respects with Applicable Law. The Assets constitute all of the properties and assets necessary to conduct the Business as it is presently conducted.

                  (i)      Real Property and Fixed Assets.

                           (i)      Seller does not own any real property.
         Schedule 6(i) hereto contains a list and brief description of all real property leased by Seller. Seller's buildings and other structures (whether leased or owned) are in good operating condition and repair, subject to ordinary wear and tear, and are adequate and suitable for the purposes for which they are presently being used and their use by Seller complies in all material respects with Applicable Law.

                           (ii)     All leases are valid, binding and
         enforceable in accordance with their terms and are in full force and effect. No event or condition exists, or to the best knowledge of Seller, is alleged by any of the other parties thereto to exist, which constitutes, or with giving of notice or lapse of time or both would constitute, a default under, or a basis for termination of, any such lease. Seller does not owe any brokerage commissions with respect to any such leased space. Seller has delivered to Purchaser prior to the execution of this Agreement true and complete copies of all such leases (including any amendments and renewal letters).

                  (j) Patents, Trademarks and Copyrights. Seller has interests in or the right to use the Intangible Property, the Know-how and the Proprietary Information (collectively, the "Intellectual Property") disclosed in
Schedule 6(j) hereto, each of which Seller has all right, title and interest in or valid and binding rights under contract to use, and the use thereof in the operation of the Business does not and will not infringe the rights of any other Person. Other than the Intellectual Property disclosed in Schedule 6(j) hereto, no other Intellectual Property is necessary in the conduct of the Business of Seller. Except as disclosed in Schedule 6(j), with respect to the Intellectual
Property: (i) Seller has the exclusive right to use the Intellectual Property,
(ii) all registrations with and applications to any Governmental Authority in respect of the Intellectual Property are valid and in full force and effect and are not subject to the payment of any Taxes or maintenance fees or the taking of any other actions by Seller to maintain their validity or effectiveness, (iii) there are no restrictions on the direct or indirect transfer of any contract, or any interest therein, held by Seller in respect of the Intellectual Property, (iv) Seller has delivered to Purchaser prior to the execution of this Agreement documentation with respect to any invention, process, design, computer program or other know-how or trade secret included in the Intellectual Property, which documentation is accurate in all material respects and reasonably sufficient in detail and content to identify and explain such invention, process, design, computer program or other know-how or trade secret and to facilitate its full and proper use without reliance on the special knowledge or memory of any person, (v) Seller has taken reasonable security measures to protect the secrecy, confidentiality and value of its trade secrets (vi) Seller has not received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any contract to use the Intellectual Property, (vii) to the best knowledge of Seller, no Intellectual Property is being infringed by any other Person and
(viii) Seller does not pay any royalty to a third party with respect to its use of any Intellectual Property.

                  Except at set forth on Schedule 6(j), Seller has not received notice, either verbally or in writing, that Seller is infringing any Intellectual Property of any other Person in connection with the conduct of the Business, no claim is pending or has been made, either verbally or in writing, to such effect and Seller is not infringing any Intellectual Property of any other Person in connection with the conduct of the Business.

                  (k) Contracts and Commitments. Schedule 6(k) contains a list of all material leases, contracts, agreements and purchase and sales orders, whether written, or to Seller's best knowledge, oral, relating to the Business and to which Seller is a party or and by which any of the Assets is bound. True and complete copies of the foregoing (or, in the case of oral contracts, accurate summaries) have been delivered to Purchaser. Except as set forth on Schedule 6(k), all Contracts are in full force and effect and constitute legal, valid and binding obligations of the respective parties thereto. Seller has performed all obligations required to be performed by it pursuant to the Contracts and no default, or event which with notice or lapse of time or both would constitute a default, exists in respect thereof on the part of Seller or the other parties thereto. Except as set forth on Schedule 6(k), each of the Contracts will according to its terms continue in full force and effect with no change to the material terms thereof following the transfer of the Assets to Purchaser under this Agreement. The continuation, validity and effectiveness of all the Contracts under the current material terms thereof (including without limitation the current rentals under any leases or licenses) will in no way be affected by the transfer of the Assets to Purchaser under this Agreement. All the Contracts have been entered into on an arms-length basis and none is materially burdensome to the Business. Except as set forth on Schedule 6(k), Seller has no contracts, agreements or arrangements (a) providing for the payment of any bonus or commission based on sales or earnings, or (b) with any officer, member, director, consultant (other than fee agreements with Seller's accountants and attorneys), agent or Affiliate of Seller, or (c) relating to employment or severance or termination benefits (other than employment arrangements terminable at will without liability on the part of Seller and other than for severance or termination benefits required by statute or regulation).

                  (l) Inventory. Except as set forth on Schedule 6(l) and to Seller's best knowledge, the Inventory is in good condition, does not include any items below standard quality, damaged or spoiled, obsolete or of a quality or quantity not usable or salable in the ordinary course of the business of Seller as currently conducted within normal inventory "turn" experience, the value of which has not been fully written down, or with respect to which adequate reserves have not been provided. All items included in the inventory of Seller are the property of Seller, free and clear of any Lien, have not been pledged as collateral, are not held by Seller on consignment from others and conform in all respects to all specifications and warranties applicable to such inventory or its use or sale imposed by any Governmental Authority. All in-process and finished products in the Inventory have been produced in compliance with Seller's applicable quality control procedures. The values at which such inventory are carried in accordance with GAAP. The amount and mix of the Inventory of supplies, in-process and finished products is consistent with Seller's past business practices.

                  (m) Accounts Receivable. All of the Accounts Receivable reflected on the Financial Statements and thereafter acquired through the date hereof constitute only valid claims against third parties not affiliated with Seller or Members arising in the ordinary course of the Business. The Accounts Receivable arose in the ordinary course of business for goods or services delivered or rendered, are payable upon ordinary trade terms, constitute only legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms and are not subject to counterclaims or setoffs.

                  (n)      Compliance with Laws; Restrictions; Permits.

                           (i) Except as set forth on Schedule 6(n)(i), Seller is conducting the Business, and all of its properties and assets are, in compliance with Applicable Law.

                           (ii) Seller is not aware and has not received any written or verbal notification of any present or past failure so to comply or of any past or present events, activities or practices of Seller or incidents or actions of Seller or plans of Seller which may be construed to indicate interference with or prevention of continued compliance with Applicable Law or which may give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation.

                           (iii) The authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (1) violate any of the provisions of Seller's Articles of Organization or Operating Agreement,
         (2) violate, conflict with, result in a breach of or constitute a default under, require any notice or consent under, give rise to a right of termination of, or accelerate the performance required by, any terms or provisions of any lease, contract, agreement or purchase or sale order, whether written, or oral, to which Seller is a party or is bound, or any of its assets or business is subject, (3) result in the creation of any Lien on any of Seller's assets or properties or (4) violate any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body to which Seller is a party, subject to or bound by.

                           (iv) Set forth on Schedule 6(n)(iv) is a list of all approvals, authorizations, certificates, consents, licenses, orders and permits or other similar authorizations of any Governmental Authority necessary for the operation of the Business in substantially the same manner as currently operated. No other governmental or other registration, filing, application, permit, notice, transfer, consent, approval, order, qualification or waiver (collectively, a "Permit") is required under Applicable Law to be obtained by Seller or Purchaser by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or to avoid the loss of any such Permit.

                  (o) Compensation of and Indebtedness to and from Employees.

                           (i) Schedule 6(o)(i) sets forth a true and complete list of the names of and positions held by each employee of Seller and the current compensation of each such employee, including salary, bonus, other incentive compensation and other perquisites and benefits.

                           (ii) Except as set forth in Schedule 6(o)(ii), Seller has no financial obligation and is not otherwise indebted to any person who is an officer, director, member or employee of Seller, or to any relative of any such person or to any entity controlled directly or indirectly by, or otherwise affiliated with, such person, in any amount whatsoever other than for compensation for services rendered since the start of the current pay period of Seller generally utilized for its employees and for normal and customary business expenses, nor is any officer, director, member or employee of Seller, or any relative of such person or any entity controlled directly or indirectly by, or otherwise affiliated with, such person, indebted to Seller except for normal and customary business reimbursement advances made in the ordinary course of business.

                  (p) Insurance. Schedule 6(p) hereto lists all insurance policies covering Seller or any aspect of the Business, indicating the type of coverage, name of insured, the insurer, the amount of coverage, the premium and the expiration date of each policy. The insurance coverage provided by any of the policies described above will not terminate or lapse by reason of the transactions contemplated by this Agreement. Each policy listed is valid and binding and in full force and effect, no premiums due thereunder have not been paid, and Seller has not received any notice of cancellation or termination in respect of any such policy or notice that Seller is in default thereunder.

                  (q) Litigation. Except as set forth in Schedule 6(q), there are presently no actions, suits, disputes, claims, proceedings or investigations pending or threatened against or affecting Seller, the Business or the Assets, at law or in equity, before or by any court, agency, or other governmental authority, including, without limitation, litigation with competitors, customers or with contractors or suppliers who have performed work on or supplied equipment or materials relating to the Business or the properties of Seller. To the best knowledge of Seller, there is no basis for any such action, suit, dispute, claim, proceeding or investigation and none of the foregoing has been pending during the last three years. There is no outstanding order, injunction or decree of any court, governmental authority or arbitration tribunal against or affecting Seller, the Business or the Assets.

                  (r)      Environmental Matters.

                           (i) Seller's business, assets and properties are and have been operated and maintained in compliance with all environmental protection laws and regulations of any Applicable Law (the "Environmental Laws"). No event has occurred which, with or without the passage of time or the giving of notice, or both, would constitute non-compliance by Seller with, or a violation by Seller of, the Environmental Laws.

                           (ii) No real property leased, occupied or used in the Business contains any underground storage tanks or Hazardous Substances. Seller has not caused or permitted to exist, as a result of an intentional or unintentional act or omission, a disposal, discharge or release of Hazardous Substances originating on or from any site which currently is or formerly was owned, leased, occupied or used in connection with the Business, except where such disposal, discharge or release was pursuant to and in compliance with the conditions of a permit issued by the appropriate Governmental Authority. There are no properties owned, leased, occupied or used in connection with the Business which are listed, or proposed for listing, on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq., or on a registry or inventory of inactive hazardous waste sites maintained by any state (i) which currently is or formerly was owned, leased, occupied or used or (ii) with respect to which Seller has received notice that it is considered to be a potentially responsible person.

                  (s) Customers and Suppliers. No supplier or customer of the Business has cancelled or otherwise terminated, or made any written threat to Seller to cancel or otherwise terminate, for any reason, including the consummation of the transactions contemplated hereby, its relationship with the Business or has at any time on or after January 1, 2004, decreased materially its services or supplies to the Business in the case of any such supplier, in each case if and only to the extent that such cancellation, termination or threat, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. To Seller's best knowledge, no supplier or customer intends to cancel or otherwise terminate or decrease materially its services or supplies to the Business or its usage of the services or products of the Business, as the case may be, in each case if and only to the extent that such cancellation, termination or reduction, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

                  (t)      Products.

                           (i) Schedule 6(t) sets forth all claims asserted or, to the best knowledge of Seller, threatened at any time since January 1, 2002 against the Business in respect of personal injury, wrongful death or property damage alleged to have resulted from products provided by the Business, together with a description of each such claim or action initiated with respect thereto and the disposition thereof.

                           (ii) The Business has not experienced product recall or warranty claims, other than warranty claims less than $1,000.00 since the year ended December 31, 2003.

                  (u) Securities Purchase Representations. Seller and each Member of Seller is an accredited investor within the meaning of Rule 501 under the Securities Act. Seller and each Member has such knowledge and experience in financial or business matters as to be able to evaluate the merits and risks of the transactions contemplated by this Agreement. Seller has had an opportunity to ask questions of and to receive answers satisfactory to it from Purchaser in respect of the investment it is making in the Private Stock. Seller and each Member has access to the Purchaser SEC Reports. Seller has not been organized solely for the purpose of acquiring the Private Stock. Seller and each Member to whom Private Stock may be distributed is acquiring the Private Stock solely for its own account for investment, not as a nominee or an agent, and without a view to or in connection with, the sale or distribution of any part thereof.

                  (v) Disclosure. No representation or warranty contained in this Agreement, and no statement contained in the Schedules to this Agreement or in any certificate, list or other writing furnished to Purchaser pursuant to any provision of this Agreement (including without limitation the Financial Statements), contains any untrue statement of a material fact, or when taken as a whole, omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading. There is no fact known to Seller which Seller believes has or could have a Material Adverse Effect on the Business; which has not been set forth in this Agreement, including without limitation any Schedules or Exhibits hereto, the Financial Statements or certificate delivered in accordance with the terms hereof or any document or statement in writing which has been supplied by or on behalf of Seller or by any employee of Seller in connection with the transactions contemplated by this Agreement. Seller has furnished or caused to be furnished to Purchaser complete and correct copies of all agreements, instruments and documents set forth on a Schedule hereto or underlying a disclosure set forth on any Schedule hereto. Each of the Schedules hereto is complete and correct.

         7. REPRESENTATIONS AND WARRANTIES OF PURCHASER. As an inducement for Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser represents and warrants to Seller that:

                  (a) Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has full power and authority to own, lease and operate its assets and properties and to conduct Purchaser's Business as it is now being conducted. Purchaser is duly qualified or licensed to do business and is in good standing as a foreign corporation under the laws of those jurisdictions in which the conduct of its business or the ownership or leasing of its assets requires such qualification. The copies of Seller's Articles of Incorporation, as amended (certified by the Secretary of State of California), and Bylaws which have been previously delivered to Seller or its representative are correct and complete.

                  (b) Legal Authority, Binding Effect. . Purchaser has the full right, power and authority to enter into and perform this Agreement and all other agreements, certificates and documents executed or delivered or to be executed or delivered by Purchaser in connection herewith (collectively, with this Agreement, "Purchaser's Documents"). The execution, delivery and performance by Purchaser of Purchaser's Documents have been duly authorized by the Board of Directors of Purchaser and, when approved by the Shareholders of Purchaser by all other necessary corporate action of Purchaser. This Agreement has been duly executed and delivered by Purchaser and Purchaser's Documents are (or when executed and delivered by Purchaser will be) legal, valid and binding obligations of Purchaser (to the extent each of them is a party thereto), enforceable in accordance with their respective terms.

                  (c) Restrictions. Except as set forth on Schedule 7(c), the authorization, execution, delivery and performance of Purchaser's Documents and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate any of the provisions of the charter or bylaws of Purchaser (ii) violate, conflict with, result in a breach of or constitute a default under, require any notice or consent under, give rise to a right of termination of, or accelerate the performance required by, any terms or provisions of any agreement, instrument or writing of any nature to which Purchaser is a party or is bound or any of its assets or business is subject, or
(iv) violate, conflict with or result in a breach of, or require any notice, filing or consent under, any statute, rule, regulation or other provision of law, or any order, judgment or other direction of a court or other tribunal, or any other governmental requirement, permit, registration, license or authorization applicable to Purchaser.

                  (d) Private Stock. As of the Acquisition Date, the Stock Consideration shall be duly authorized and validly issued, fully paid, nonassessable and issued without violation of any preemptive rights.

                  (e) Public Filings. Purchaser has filed all required forms, reports and documents ("Purchaser SEC Reports") with the SEC since January 1, 2002, each of which has complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. None of such Purchaser SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading. The financial statements included in the Purchaser SEC Reports have been prepared in accordance with GAAP applied on a consistent basis by Purchaser (except as may be indicated in the notes thereto), and fairly present in all material respects the consolidated financial position of Purchaser as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended, except, in the case of unaudited interim financial statements, for normal year-end audit adjustments and the fact that certain information and notes have been condensed or omitted in accordance with the applicable rules of the SEC.

                  (f) Liabilities. As of December 31, 2003, all liabilities of Purchaser are set forth or adequately reserved against or otherwise disclosed in the Financial Statements, in each case in accordance with GAAP, consistently applied by Purchaser. Since December 31, 2003, Purchaser has incurred no other Liabilities, except for those incurred in the ordinary course of business as theretofore conducted which are not materially adverse to the operations or prospects (financial or otherwise) of the Purchaser's Business, except for the liabilities set forth on Schedule 7(f).

                  (g) No Adverse Change. Since December 31, 2003, Purchaser has operated its business only in the ordinary course of business as theretofore conducted, and there has been no: (i) Material Adverse Effect, or any event or development which, individually or together with other such events, could reasonably be expected to result in a Material Adverse Effect; (ii) suffered any damage or destruction resulting in a loss or cost to Purchaser of more than $10,000 in the aggregate, whether or not covered by insurance; (iii) amendment of its Articles of Incorporation or Bylaws; (iv) issuance of any additional shares or other Purchaser securities or issuance, sale or grant of any option or right to acquire or otherwise dispose of any of its authorized but unissued shares or other company securities; (v) declaration or payment of any distribution in cash or property on shares; (vi) repurchase or redemption of shares or other Purchaser securities; (vii) incurrence, performance or payment or other discharge, of any obligation or liability (absolute or contingent), except for current obligations and liabilities incurred in the ordinary course of business consistent with past practice; (viii) entering into of any employment agreement with, or becoming liable for any bonus, profit-sharing or incentive payment to, or increasing of the compensation or benefits of, any of its officers, directors or employees; (ix) sale, transfer or acquisition of any properties or assets, tangible or intangible, other than in the ordinary course of business; (x) material changes in its customary method of operations including marketing, selling and pricing policies and maintenance of business premises, fixtures, furniture and equipment; (xi) modification, amendment or cancellation of any of its existing leases or entering into any contracts, agreements, leases or understandings other than in the ordinary course of business or entering into of any loan agreements; (xii) investments other than in certificates of deposit or short-term commercial paper; (xiii) capital expenditure or addition or commitment to make a capital expenditure or addition, when considered as a whole is in excess of an aggregate of $10,000; (xiv) Liens or restrictions of any of Purchaser's Business or Purchaser's Assets; (xv) commencement of any litigation, action or proceeding before any court, governmental or regulatory body or arbitrational tribunal relating to Purchaser's Business or Purchaser's Assets; or (xvi) changes in respect of any election concerning Taxes or Tax Returns, adopted or changed any accounting method, filed any amended Tax Return, entered into any closing agreement with respect to Taxes, settled any Tax claim or assessment or surrendered any right to claim a refund of Taxes or obtained or entered into any Tax ruling, agreement, contract, understanding, arrangement or plan.

                  (h) Taxes. Purchaser has duly, timely and properly filed within the time prescribed by law, all Tax Returns required to be filed by it with respect to the income, business or operations of Purchaser with the appropriate Governmental Authority in all jurisdictions in which such Tax Returns are required by law to be filed and such Tax Returns were complete and accurate. Purchaser has paid in full all Taxes due or claimed to be due on or in respect of all such Tax Returns. Purchaser is not the subject of any pending or, to the best knowledge of Purchaser and each Member, threatened tax examination nor is it a party to any proceeding or inquiry by any governmental authority for the assessment or the proposed assessment or for the collection of Taxes nor has any claim for the assessment or proposed assessment or for the collection of Taxes been asserted against Purchaser. There are no Liens for Taxes that are due and unpaid on any of the assets or properties of Purchaser. All amounts required to be withheld by Purchaser in connection with its business or operations from customers with respect to the sale of goods, or from or on behalf of employees for income, social security and unemployment insurance taxes, have been collected or withheld and either paid to the appropriate governmental agency or set aside and, to the extent required by the Code or other Applicable Law, held in accounts for such purpose.

                  (i) Title to Property; Condition; All Assets. Purchaser has good and marketable title to all of Purchaser's Assets, free and clear of all Liens except as described in Schedule 7(i) hereto. Such Assets are in good order and working condition, subject to ordinary wear and tear, and are adequate and suitable for the purposes for which they are presently being used and their use by Purchaser complies in all material respects with Applicable Law. Purchaser's Assets constitute all of the properties and assets necessary to conduct Purchaser's Business as it is presently conducted. There are no individual refundable deposits, prepaid expenses, or deferred charges due Purchaser and Purchaser has made no loans or advances to any Person.

                  (j)      Real Property and Fixed Assets.

                           (i)      Purchaser does not own any real property.
         Schedule 7(j) hereto contains a list and brief description of all real property leased by Purchaser. Purchaser's buildings and other structures (whether leased or owned) are in good operating condition and repair, subject to ordinary wear and tear, and are adequate and suitable for the purposes for which they are presently being used and their use by Purchaser complies in all material respects with Applicable Law.

                           (ii)     All leases are valid, binding and
         enforceable in accordance with their terms and are in full force and effect. No event or condition exists, or to the best knowledge of Purchaser, is alleged by any of the other parties thereto to exist, which constitutes, or with giving of notice or lapse of time or both would constitute, a default under, or a basis for termination of, any such lease. Purchaser does not owe any brokerage commissions with respect to any such leased space. Purchaser has delivered to Purchaser prior to the execution of this Agreement true and complete copies of all such leases (including any amendments and renewal letters).

                  (k) Patents, Trademarks and Copyrights. Purchaser has interests in or the right to use the Intangible Property, the Know-how and the Proprietary Information (collectively, the "Intellectual Property") disclosed in
Schedule 7(k) hereto, each of which Purchaser has all right, title and interest in or valid and binding rights under contract to use, and the use thereof in the operation of Purchaser's Business does not and will not infringe the rights of any other Person. Other than the Intellectual Property disclosed in Schedule 7(k) hereto, no other Intellectual Property is necessary in the conduct of the Business of Purchaser. Except as disclosed in Schedule 7(k), with respect to the Intellectual Property: (i) Purchaser has the exclusive right to use the Intellectual Property, (ii) all registrations with and applications to any

Governmental Authority in respect of the Intellectual Property are valid and in full force and effect and are not subject to the payment of any Taxes or maintenance fees or the taking of any other actions by Purchaser to maintain their validity or effectiveness, (iii) there are no restrictions on the direct or indirect transfer of any contract, or any interest therein, held by Purchaser in respect of the Intellectual Property, (iv) Purchaser has delivered to Seller prior to the execution of this Agreement documentation with respect to any invention, process, design, computer program or other know-how or trade secret included in the Intellectual Property, which documentation is accurate in all material respects and reasonably sufficient in detail and content to identify and explain such invention, process, design, computer program or other know-how or trade secret and to facilitate its full and proper use without reliance on the special knowledge or memory of any person, (v) Purchaser has taken reasonable security measures to protect the secrecy, confidentiality and value of its trade secrets (vi) Purchaser has not received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any contract to use the Intellectual Property, (vii) to the best knowledge of Purchaser and each of its officers and directors, no Intellectual Property is being infringed by any other Person and (viii) Purchaser does not pay any royalty to a third party with respect to its use of any Intellectual Property.

                  Except as set forth on Schedule 7(k), Purchaser has not received notice, either verbally or in writing, that Purchaser is infringing any Intellectual Property of any other Person in connection with the conduct of Purchaser's Business, no claim is pending or has been made, either verbally or in writing, to such effect and Purchaser is not infringing any Intellectual Property of any other Person in connection with the conduct of the Business.

                  (l) Contracts and Commitments. Schedule 7(l) contains a list of all material leases, contracts, agreements and purchase and sales orders, whether written, or to Purchaser's best knowledge, oral, relating to Purchaser's Business and to which Purchaser is a party or and by which any of Purchaser's Assets is bound. True and complete copies of the foregoing (or, in the case of oral contracts, accurate summaries) have been delivered to Seller. Except as set forth on Schedule 7(l), all of Purchaser's Contracts are in full force and effect and constitute legal, valid and binding obligations of the respective parties thereto. Purchaser has performed all obligations required to be performed by it pursuant to the Contracts and no default, or event which with notice or lapse of time or both would constitute a default, exists in respect thereof on the part of Purchaser or the other parties thereto. Except as set forth on Schedule 7(l), each of the Contracts will according to its terms continue in full force and effect with no change to the material terms thereof following the transfer of the Closing under this Agreement. The continuation, validity and effectiveness of all the Contracts under the current material terms thereof (including without limitation the current rentals under any leases or licenses) will in no way be affected by the transfer of the Private Stock to Seller under this Agreement or for any reason as a result of Seller entering into the Royalty Liquidation Trust pursuant to Section 8(l) of this Agreement. All the Contracts have been entered into on an arms-length basis and none is materially burdensome to Purchaser's Business. Except as set forth on Schedule 7(l), Purchaser has no contracts, agreements or arrangements (a) providing for the payment of any bonus or commission based on sales or earnings, or (b) with any officer, member, director, consultant (other than fee agreements with Purchaser's accountants and attorneys), agent or Affiliate of Purchaser, or (c) relating to employment or severance or termination benefits (other than employment arrangements terminable at will without liability on the part of Purchaser and other than for severance or termination benefits required by statute or regulation).

                  (m)      Inventory. Purchaser has no inventory.

                  (n) Accounts Receivable. All of Purchaser's Accounts Receivable reflected on the financial statements of Purchaser and thereafter acquired through the date hereof constitute only valid claims against third parties not affiliated with Purchaser arising in the ordinary course of Purchaser's Business. The Accounts Receivable arose in the ordinary course of business for goods or services delivered or rendered, are payable upon ordinary trade terms, constitute only legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms and are not subject to counterclaims or setoffs.

                  (o)      Compliance with Laws; Restrictions; Permits.

                           (i) Except as set forth on Schedule 7(o)(i), Purchaser is conducting its Business, and all of its properties and Assets are, in compliance with Applicable Law.

                           (ii) Purchaser is not aware and has not received any written or verbal notification of any present or past failure so to comply or of any past or present events, activities or practices of Purchaser or incidents or actions of Purchaser or plans of Purchaser which may be construed to indicate interference with or prevention of continued compliance with Applicable Law or which may give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation.

                           (iii) The authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (1) violate any of the provisions of Purchaser's Articles of Incorporation or Bylaws, (2) violate, conflict with, result in a breach of or constitute a default under, require any notice or consent under, give rise to a right of termination of, or accelerate the performance required by, any terms or provisions of any lease, contract, agreement or purchase or sale order, whether written, or oral, to which Purchaser is a party or is bound, or any of its Assets or Business is subject, (3) result in the creation of any Lien on any of Purchaser's Assets or properties or (4) violate any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body to which Purchaser is a party, subject to or bound by.

                           (iv) Set forth on Schedule 7(o)(iv) is a list of all approvals, authorizations, certificates, consents, licenses, orders and permits or other similar authorizations of any Governmental Authority necessary for the operation of the Business in substantially the same manner as currently operated. No other governmental or other registration, filing, application, permit, notice, transfer, consent, approval, order, qualification or waiver (collectively, a "Permit") is required under Applicable Law to be obtained by Purchaser or Seller by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or to avoid the loss of any such Permit.

                  (p) Compensation of and Indebtedness to and from Employees and Consultants.

                           (i) Purchaser currently has no employees, but Purchaser has had employees in the past.

                           (ii) Except as set forth in Schedule 7(p)(ii), Purchaser has no financial obligation and is not otherwise indebted to any person who is or was an officer, director, shareholder, consultant or former employee of Purchaser, or to any relative of any such person or to any entity controlled directly or indirectly by, or otherwise affiliated with, such person, in any amount whatsoever other than for compensation for services rendered since the start of the current fiscal year of Purchaser generally utilized for its employees and for normal and customary business expenses, nor is any officer, director, shareholder or former employee of Purchaser, or any relative of such person or any entity controlled directly or indirectly by, or otherwise affiliated with, such person, indebted to Purchaser except for normal and customary business reimbursement advances made in the ordinary course of business.

                  (q) Insurance. Schedule 7(q) hereto lists all insurance policies covering Purchaser or any aspect of Purchaser's Business, indicating the type of coverage, name of insured, the insurer, the amount of coverage, the premium and the expiration date of each policy. The insurance coverage provided by any of the policies described above will not terminate or lapse by reason of the transactions contemplated by this Agreement. Each policy listed is valid and binding and in full force and effect, no premiums due thereunder have not been paid, and Purchaser has not received any notice of cancellation or termination in respect of any such policy or notice that Purchaser is in default thereunder.

                  (r) Litigation. Except as set forth in Schedule 7(r), there are presently no actions, suits, disputes, claims, proceedings or investigations pending or threatened against or affecting Purchaser, Purchaser's Business or Purchaser's Assets, at law or in equity, before or by any court, agency, or other governmental authority, including, without limitation, litigation with competitors, customers or with contractors or suppliers who have performed work on or supplied equipment or materials relating to the Business or the properties of Purchaser. To the best knowledge of Purchaser, there is no basis for any such action, suit, dispute, claim, proceeding or investigation and none of the foregoing has been pending during the last three years. There is no outstanding order, injunction or decree of any court, governmental authority or arbitration tribunal against or affecting Purchaser, its Business or its Assets.

                  (s)      Environmental Matters.

                           (i) Purchaser's business, assets and properties are and have been operated and maintained in compliance with all environmental protection laws and regulations of any Applicable Law (the "Environmental Laws"). No event has occurred which, with or without the passage of time or the giving of notice, or both, would constitute non-compliance by Purchaser with, or a violation by Purchaser of, the Environmental Laws.

                           (ii) No real property leased, occupied or used in the Business contains any underground storage tanks or Hazardous Substances. Purchaser has not caused or permitted to exist, as a result of an intentional or unintentional act or omission, a disposal, discharge or release of Hazardous Substances originating on or from any site which currently is or formerly was owned, leased, occupied or used in connection with the Business, except where such disposal, discharge or release was pursuant to and in compliance with the conditions of a permit issued by the appropriate Governmental Authority. There are no properties owned, leased, occupied or used in connection with Purchaser's Business which are listed, or proposed for listing, on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq., or on a registry or inventory of inactive hazardous waste sites maintained by any state (i) which currently is or formerly was owned, leased, occupied or used or (ii) with respect to which Purchaser has received notice that it is considered to be a potentially responsible person.

                  (t) Customers and Suppliers. No supplier or customer of Purchaser's Business has cancelled or otherwise terminated, or made any written threat to Purchaser to cancel or otherwise terminate, for any reason, including the consummation of the transactions contemplated hereby, its relationship with the Business or has at any time on or after January 1, 2004, decreased materially its services or supplies to the Business in the case of any such supplier, in each case if and only to the extent that such cancellation, termination or threat, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. To Purchaser's best knowledge, no supplier or customer intends to cancel or otherwise terminate or decrease materially its services or supplies to the Business or its usage of the services or products of the Business, as the case may be, in each case if and only to the extent that such cancellation, termination or reduction, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

                  (u)      Products.

                           (i) Schedule 7(u) sets forth all claims asserted or, to the best knowledge of Purchaser, threatened at any time since January 1, 2002 against Purchaser's Business in respect of personal injury, wrongful death or property damage alleged to have resulted from products provided by the Business, together with a description of each such claim or action initiated with respect thereto and the disposition thereof.

                           (ii) Purchaser's Business has not experienced product recall or warranty claims, other than warranty claims less than $1,000.00 since the year ended December 31, 2003.

                  (v) Disclosure. No representation or warranty contained in this Agreement, and no statement contained in the Schedules to this Agreement or in any certificate, list or other writing furnished to Seller pursuant to any provision of this Agreement (including without limitation Purchaser's Financial Statements), contains any untrue statement of a material fact, or when taken as a whole, omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading. There is no fact known to Purchaser which Purchaser believes has or could have a Material Adverse Effect on Purchaser's Business, which has not been set forth in this Agreement, including without limitation any Schedules or Exhibits hereto, the financial statements of Purchaser or certificate delivered in accordance with the terms hereof or any document or statement in writing which has been supplied by or on behalf of Purchaser or by any employee of Purchaser in connection with the transactions contemplated by this Agreement. Purchaser has furnished or caused to be furnished to Seller complete and correct copies of all agreements, instruments and documents set forth on a Schedule hereto or underlying a disclosure set forth on any Schedule hereto. Each of the Schedules hereto is complete and correct.

         8.       COVENANTS OF THE PARTIES.

                  (a)      Covenant Against Competition and Disclosure.

                           (i) During the period commencing on the date hereof and ending on December 31, 2006, neither Seller nor any officer, director or controlling person of Seller or Purchaser shall, directly or indirectly, for itself or themselves or on behalf of any other Person, (A) engage in any business competitive with the Seller Business (including within the definition of the Business, without limitation, any business of the type or types conducted by Seller at any time during the two year period preceding the date hereof or under development by Seller on the date hereof) in any county or other political subdivision of any state of the United States of America or of any other country in the world where Seller has conducted any aspect of Business (including the sale of any products) at any time during the two (2) year period preceding the date hereof, (B) disclose to any Person other than Purchaser or Seller, any information relating to the business of Seller or Purchaser (including without limitation information relating to accounts, financial dealings, transactions, trade secrets, Intellectual Property, customer lists and pricing lists), whether or not marked or otherwise identified as confidential or secret, (C) solicit, divert, take away or attempt to take away, with respect to the products of either Business as presently conducted, any of Seller's or Purchaser's customers or suppliers, or (D) hire any employee or induce or attempt to induce any employee to leave his or her employment with Purchaser without the prior written consent of Purchaser. At the request of Seller and/or Purchaser, Seller and Purchaser shall use their best efforts to cause their respective officer, directors, and controlling persons to enter into agreements for the benefit of Purchaser and Seller consistent with the terms of this Section 8(a)(i) effective as of the Acquisition Date (the "Non-Competition Agreements")

                           (ii) Seller acknowledges that the restrictions contained in this Section 8(a) are reasonably necessary to protect the good will transferred to Purchaser and the legitimate business interests of Purchaser and that any violation of such restrictions will result in irreparable injury to Purchaser and the Business acquired by Purchaser hereunder for which damages will not be an adequate remedy. Purchaser shall therefore be entitled to preliminary and injunctive relief as well as to an equitable accounting of earnings, profits and other benefits arising from such violation and any other remedies at law or in equity available to Purchaser. The parties hereto agree that the duration and area for which the covenants set forth in this Section 8(a) are to be effective are reasonable. In the event that any court determines that the time period or the area, or both of them, are unreasonable, the parties hereto agree that the covenants shall remain in full force and effect for the greatest time period and in the greatest area that would not render them unenforceable.

                           (iii) Purchaser acknowledges that the restrictions contained in this Section 8(a) are reasonably necessary to protect the good will of Purchaser and the legitimate business interests of Purchaser and that any violation of such restrictions will result in irreparable injury to Seller and the Business in which Seller is acquiring a substantial equity interest hereunder for which damages will not be an adequate remedy. Seller shall therefore be entitled to preliminary and injunctive relief as well as to an equitable accounting of earnings, profits and other benefits arising from such violation and any other remedies at law or in equity available to Seller. The parties hereto agree that the duration and area for which the covenants set forth in this Section 8(a) are to be effective are reasonable. In the event that any court determines that the time period or the area, or both of them, are unreasonable, the parties hereto agree that the covenants shall remain in full force and effect for the greatest time period and in the greatest area that would not render them unenforceable.

                  (b) Employment of Scott Glenn. Purchaser's Board of Directors will offer to employ Scott Glenn as the President and Chief Executive Officer of Purchaser for a term of three (3) years after the Acquisition Date subject to the terms of the letter agreement attached hereto as Exhibit "B" and incorporated herein by reference, and Seller will cause Scott Glenn to accept such employment.

                  (c) Employment of Other Employees. Purchaser will offer employment to all other employees (other than Members) of the Business on terms substantially equivalent to the salary and benefits provided to such employees by Seller. Any such employees so employed will be at-will employees terminable by Purchaser at any time with or without cause, subject to Purchaser's normal termination policies considering the length of employment of such employee by Purchaser and Seller. Seller agrees to use its best efforts to assist Purchaser in hiring as its employees any employees of Seller under substantially similar terms to the terms under which such employee was employed by Seller. Purchaser will use its best efforts to obtain from H. Mac Busby, Ron Sunderland and Robert Petcavich a general release of all known or unknown claims either may have arising out of or in connection with performing services for the Company as an employee, agent and/or consultant (other than claims for indemnity under the Purchaser's Articles of Incorporation or Bylaws which arise out of their respective actions taken in good faith as directors or officers of Purchaser).

                  (d) Retention of Independent Contractors. Seller agrees to use its best efforts to assist Purchaser in engaging as its independent contractors the current key independent contractors of Seller as set forth on
Schedule 8(d) hereto, on substantially similar terms under which such independent contractor was engaged by Seller. Purchaser will offer to engage Robert Petcavich as a consultant to the Company pursuant to a consulting contract on terms and conditions reasonably acceptable to Seller and Dr. Petcavich.

                  (e) Sales Taxes. All sales and other transfer taxes relating to the sale of the Seller Assets pursuant to the terms hereof shall be shared equally between Seller and Purchaser.

                  (f) Bulk Sales. Seller shall cooperate with Purchaser as reasonably requested by Purchaser to comply with Applicable Law relating to bulk sales or transfers of assets.

                  (g) Assignment of Contracts and Rights. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof, be ineffective with respect to any party thereto or in any way adversely affect the rights of Seller or, upon transfer, Purchaser thereunder. Seller agrees that it will use its best efforts to obtain the necessary consents to the assignment of each Seller Contract or other Seller Asset which by its terms requires the consent of any of the other contracting parties thereto to an assignment thereof to Purchaser. If such consent is not obtained with respect to any such Contract or other Asset, Seller and Purchaser will cooperate in an arrangement reasonably satisfactory to Purchaser and Seller under which Purchaser shall obtain, to the extent practicable, the claims, rights and benefits and assume the corresponding obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing or sub-leasing to Purchaser, or under which Seller shall enforce for the benefit of Purchaser, with Purchaser assuming Seller's obligations, any and all claims, rights and benefits of Seller against a third party thereto. Seller will promptly pay to Purchaser when received all monies received by Seller under any Contract or other Asset or any claim, right or benefit arising thereunder not transferred to Purchaser pursuant to this Section 8(j). Purchaser agrees to perform at its sole expense all of the obligations of Seller to be performed after the Acquisition Date under any such Contract or other Asset the benefits of which Purchaser is receiving pursuant to the provisions of this Section 8(g).

                  (h) Power of Attorney. Seller hereby constitutes and appoints Purchaser the true and lawful attorney of Seller, with full power of substitution, in the name of Seller or in the name of Purchaser, but for the benefit of Purchaser and at the expense of Purchaser (provided, however, that, Seller's obligations will not in any way be limited as a result of Purchaser undertaking such expense) (1) to collect, assert or enforce any claim, right or title of any kind in or to the Assets, to institute and prosecute all actions, suits and proceedings which Purchaser may deem proper in order to collect, assert or enforce any such claim, right or title, to defend and compromise all actions, suits and proceedings in respect of any Asset, and to do all such acts and things in relation thereto as Purchaser shall deem advisable and (2) to endorse, without recourse, the name of Seller on any check or other evidence of indebtedness received by Purchaser on account of any Asset. Seller acknowledges that such powers are coupled with an interest and shall not be revocable by it in any manner or for any reason, including its dissolution, and that Purchaser shall be entitled to retain for its own account any amounts collected pursuant to such powers, including any amounts payable as interest in respect thereof. Such powers shall be granted by such powers of attorney and other instruments as shall be reasonably requested by counsel for Purchaser.

                  (i) Change of Name. On the Acquisition Date, Seller will change its name to a name not using the name "Allergy Free" or any name confusingly similar to "Allergy Free." On the Acquisition Date, subject to availability, Purchaser will change its name to "Planet Technologies, Inc."

                  (j) Transfer of Trade Names and Trademarks. Prior to the Acquisition Date, Seller will cause all trade names and trademarks which are used in the Seller Business to be transferred to Seller, and Members shall cause any such transfers to be promptly recorded in the appropriate offices in order to give effect to, and to reflect, such transfers.

                  (k) Surrender of Certain Options. Purchaser will use its best efforts to cause all options at an exercise price above $1.00 per share, pre split, but considering any applicable anti-dilution adjustments, to be surrendered and cancelled and the closing of the transaction by Seller will be contingent upon the surrender and cancellation of substantially all of such out-of-the-money options.

                  (l) Distribution of Royalty Rights. Immediately prior to the Closing, Purchaser shall assign to US Bank, or another Person, as Trustee, for the benefit of Purchaser's shareholders of record as of the record date of the meeting called to vote on the Acquisition, the right to receive all royalties payable to Purchaser pursuant to those certain Sale and Licensing Agreements between Purchaser and Agway, Inc., each dated March 31, 2003, relating to Purchaser's FreshSeal and Optigen technology ("Agway Agreements"), the rights under which have been sold by Agway to BASF and Alltech, respectively, and that certain Purchase, Sale and License Agreement between Purchaser and Ryer Enterprises, LLC, dated May 1, 2003, relating to Purchaser's MIM technology ("Ryer Agreement"). The Trustee will be instructed to distribute royalties received, if any, quarterly. The Agway Agreements and Ryer Agreement are collectively referred to as the Sale and Licensing Agreements. Other than the right to receive and collect royalties, Purchaser will retain all other rights and obligations under the Sale and License Agreements. Purchaser will also assign to the Trustee substantially all of the monthly installments received from Ryer post closing, in cash, in one or more payments to create a cash reserve at the Trustee in such amounts as the Trustee and Purchaser shall agree to provide a reserve from which the Trustee may pay its trustee's fees and reimbursement for costs and expenses incurred by the Trustee in connection with enforcing payment of the royalties. In the event Purchaser incurs costs or expenses in connection with obligations under the Sale and Licensing Agreements, Purchaser shall be entitled to reimbursement from the trust for such costs and expenses to the extent of any undistributed royalties received by the Trustee, provided such rights shall be subordinate to any rights of the Trustee for payment of its fees and expenses. In the event pursuant to the Sale and Licensing Agreement, Purchaser recovers the exclusive or nonexclusive right to exploit such technologies, Purchaser may do so for Purchaser's own account and with no obligation to pay royalties to the Trustee.

                  (m) Reverse Stock Split. Effective as of the Acquisition Date or immediately thereafter, Purchaser will implement a reverse split of it shares by a ratio of 50:1 (the "Reverse Stock Split").

                  (n) Private Placement. Concurrently with the Acquisition, Purchaser will offer to shareholders of Purchaser and Members of Seller the opportunity to purchase from Purchaser Common Stock in an unregistered Private Placement at a purchase price equal to the greater of (i) $0.03 per share or
(ii) 70% of weighted average market price of Purchaser Common Stock for the ten
(10) Business Day period immediately preceding the Acquisition Date (the "Private Placement"). The aggregate offering will be up to $2,000,000 plus any debt converted by Seller, and subscriptions will be limited to accredited investors and up to thirty-five (35) other investors. If the offering is oversubscribed, shares will first be allocated to Purchaser shareholders on a pro rata basis, second to Seller Members and the balance, if any, to new investors.

                  (o) Board of Directors. The parties will use their best efforts to cause the appointment and election of a board of directors of Purchaser effective immediately after closing consisting of Scott L. Glenn, Chairman, Robert Petcavich, H. Mac Busby, Michael Trinkle and Ellen Preston.

                  (p) Registration Rights. Prior to the Effective Date, Purchaser and Seller shall enter into a Registration Rights Agreement on reasonable and customary terms pursuant to which Purchaser will agree to use its best effort to cause the Private Stock and shares issuable upon conversion of the Subordinated Convertible Note to be registered under the Securities Act within 180 days after the Acquisition Date.

         9.       CONDITIONS.

                  (a) Conditions to Each Party's Obligations. The respective obligation of each of the parties hereto to consummate the Acquisition is subject to the fulfillment or written waiver by the parties hereto prior to the Acquisition Date of each of the following conditions:

                           (i) Shareholder Approvals. This Agreement shall have been duly approved by the affirmative vote of holders of not less than a majority of the outstanding Members of Seller, in accordance with applicable law. The principal terms of this Agreement shall have been approved by the affirmative vote of the holders of not less than a majority of the outstanding shares of Purchaser, in accordance with applicable law.

                           (ii) Regulatory Matters. Purchaser shall have obtained an affirmative response to its "No Action Letter" to the SEC, relating to distribution of the right to receive royalty payments to the Trustee as described in Section 8(l).

                           (iii) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

                  (b) The obligation of the Seller to consummate the Acquisition is also subject to the fulfillment or written waiver prior to the Acquisition Date of each of the following additional conditions:

                           (i)      Representations and Warranties. The
         representations and warranties of Purchaser set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Acquisition Date as though made on and as of the Acquisition Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date). For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality, material adverse effect or similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a Material Adverse Effect on Purchaser. Purchaser shall have performed, in all material respects, each of its covenants and agreements contained in this Agreement. The Seller shall have received a certificate, dated the Acquisition Date, signed on behalf of Purchaser by the Chief Executive Officer and the Chief Financial Officer of Purchaser to such effect.

                           (ii) Performance of Obligations of Parent. Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Acquisition Date, and the Seller shall have received a certificate, dated the Acquisition Date, signed on behalf of Purchaser by the Chief Executive Officer and the Chief Financial Officer of Purchaser to such effect.

                           (iii) Satisfaction of Covenants. Purchaser shall have retained Scott Glenn as President and Chief Executive Officer, entered into a consulting agreement with Robert Petcavich, and taken all steps necessary to effectuate the Reverse Stock Split, election of the board of directors, Private Placement, surrender of out of the money options and distribution of the royalty rights, all as more fully provided in Section 8 of this Agreement.

                  (c) The obligation of the Purchaser to consummate the Acquisition is also subject to the fulfillment or written waiver prior to the Acquisition Date of each of the following additional conditions:

                           (i)      Representations and Warranties. The
         representations and warranties of Seller set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Acquisition Date as though made on and as of the Acquisition Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date). For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality, material adverse effect or similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a Material Adverse Effect on Seller The Purchaser shall have received a certificate, dated the Acquisition Date, signed on behalf of Seller by the Chief Executive Officer and the Chief Financial Officer of Seller to such effect.

                           (ii) Performance of Obligations of Purchaser. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Acquisition Date, and Purchaser shall have received a certificate, dated the Acquisition Date, signed on behalf of Seller by the Chief Executive Officer and the Chief Financial Officer of Seller to such effect.

                           (iii) Satisfaction of Covenants. Purchaser shall have retained Scott Glenn as President and Chief Executive Officer, and taken all steps necessary to effectuate the election of the board of directors, the Private Placement, and distribution of the royalty rights, all as more fully provided in Section 8 of this Agreement.

         10.      TERMINATION.

                  (a)      This Agreement may be terminated:

                           (i) Mutual Consent. At any time prior to the Acquisition Date, by the mutual consent of Purchaser and Seller.

                           (ii) Breach. At any time prior to the Acquisition Date, by Purchaser or Seller in the event of a breach or any representation, warrant, covenant or obligation contained herein by Seller, in the case of termination by Purchaser, or by Purchaser, in the case of termination by Seller, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party or parties of such breach provided that such breach would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect with respect to Purchaser or Seller, as the case may be.

                           (iii) Delay. At any time prior to the Acquisition Date by Purchaser or Seller in the event that the Acquisition is not consummated by June 20, 2004, except that Purchaser or Seller, as the case may be, shall not have the right to terminate pursuant to this Sub-Section 10(a)(iii) to the extent that the failure to close arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Sub-Section 10(a)(iii), which action or inaction is in violation of its obligations under this Agreement.

                           (iv) At any time prior to the Acquisition Date, by Purchaser if Purchaser receives a written proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or substantially all of the assets of the Purchaser or more than 50% of the outstanding equity securities, of the Purchaser (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"), if and only to the extent that, the Board of Purchaser determines in good faith that (i) acceptance of the Acquisition Proposal would be legally required in order for the directors to comply with their respective fiduciary duties under applicable law, (ii) such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal, and the Person making the proposal, and (iii) if consummated, the Acquisition Proposal would result in a transaction more favorable to the Purchaser's shareholders from a financial point of view than the transaction contemplated by this Agreement. The Purchaser agrees that its officers or directors shall not, and that it shall direct and use its reasonable best efforts to cause its employees, agents and representatives not to, directly or indirectly, initiate, solicit or otherwise encourage any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal. Purchaser agrees that it will notify Seller immediately if any inquiries, proposals or offers are received by, or any discussions or negotiations are sought to be initiated or continued with, Purchaser or any of its representatives relating to a potential Acquisition Proposal.

                           (v) Due Diligence. By either party, if at or prior to April 15, 2004, such party notifies the other party that it has decided not to pursue the transaction contemplated by this Agreement, following review of the information regarding the other party not provided to such party prior to the date of this Agreement.

                  (b) Effect of Termination. In the event of termination of this Agreement pursuant to this Section 10, no party to this Agreement shall have any liability or obligation to any other party hereunder except as set forth in Sub-Sections (i) and (ii) and provided that termination will not relieve a breaching party and liability for any willful breach of any covenant, agreement, representation or warranty or this Agreement giving rise to such termination.

                           (i) If this Agreement is terminated by the Purchaser pursuant to Sub-Section
         (10)(a)(iv), upon such termination, Purchaser shall pay to the Seller a termination fee of $50,000.00 (the "Termination Fee").

                           (ii) If this Agreement is terminated by either party pursuant to Section 10(a)(v), such party shall pay to the other party upon such termination a due diligence fee of $25,000.00 ("Due Diligence Fee").

                           (iii) Each party agrees that the agreements contained in Sub-Sections (i) and (ii) above are an integral part of the transactions contemplated by this Agreement, that without such agreements the parties would not have entered into this Agreement, and that such amounts do not constitute a penalty.

         11. DELIVERIES. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the parties shall make the following deliveries:

                  (a) Instruments of Conveyance. Seller is delivering to Purchaser bills of sale, instruments of transfer, assignment and conveyance, and other instruments as the parties and their respective counsel shall deem reasonably necessary or appropriate, to convey, transfer and assign to Purchaser and effectively vest in Purchaser all right, title and interest in and to, and good and marketable title to, the Assets.

                  (b) Possession. Seller shall transfer and deliver to Purchaser on the Acquisition Date such keys, passwords, codes, lock and safe combinations and other similar items as Purchaser shall require to obtain immediate and full possession and control of the Assets, and shall also make available to Purchaser at their then existing locations the originals of all documents in Seller's possession that are required to be transferred to Purchaser by this Agreement.

                  (c) Opinion of Counsel. Each party shall deliver to the other party an opinion of counsel for such party substantially in the form and content of Exhibit "C" addressed to the other party and dated the Acquisition Date. In rendering such opinion, counsel may rely upon certificates of public officials and upon certificates of officers as to factual matters.

                  (d) Contract Assumption. Purchaser shall deliver to Seller instruments of assumption of the Contracts listed on Schedule 6(k).

                  (e) Closing Balance Sheet. Seller shall deliver to Purchaser the Closing Balance Sheet.

         12. INDEMNIFICATION BY SELLER. Subject to the limitations set forth in Section 5(c) and Section 14(c), Seller shall indemnify, defend and save Purchaser and its officers, directors and shareholders (collectively, the "Purchaser Indemnitees"), harmless from, against, for and in respect of any and all Damages suffered, sustained, incurred or required to be paid by any Purchaser Indemnitee caused by, resulting from or arising out of (A) the claims of any broker or finder engaged by Seller, (B) the untruth, inaccuracy or breach of any representation or warranty of Seller contained in or made in connection with this Agreement or any Schedule or Exhibit hereto or any other Seller's Document, (C) the breach of any agreement or covenant of Seller contained in or made in connection with this Agreement, (D) any failure of Seller to pay, perform or discharge any of the Excluded Liabilities in accordance with the terms thereof, (E) any Liabilities in connection with noncompliance with the provisions of any Applicable Law relating to bulk sales or transfers of assets in connection with the transactions contemplated by this Agreement (other than an Assumed Liability).

         13. INDEMNIFICATION BY PURCHASER. Subject to the limitations set forth in Section 5(c) and Section 14(c), subject to the limitations hereinafter set forth, Purchaser shall indemnify, defend and save Seller, and its Members, officers and directors ("Seller Indemnitees"), harmless from, against, for and in respect of any and all Damages suffered, sustained, incurred or required to be paid by any Seller Indemnitee because of (A) the claims of any broker or finder engaged by Purchaser, (B) the untruth, inaccuracy or breach of any representation, warranty, agreement or covenant of Purchaser contained in or made in connection with this Agreement or any Schedule or Exhibit hereto or any other Purchaser's Document (c) the breach of any agreement or covenant of Purchaser contained in or made in connection with this Agreement, and (D) any Liability arising out of the operation of the Business after the Acquisition Date, except to the extent the foregoing is otherwise subject to indemnification by Seller under this Agreement.

         14.      FURTHER PROVISIONS REGARDING INDEMNIFICATION.

                  (a)      Survival.

                           (i) All representations, warranties, covenants, agreements and obligations of each of Seller Purchaser and Purchaser in this Agreement or in Seller's Documents and Purchaser's Documents and all claims of an Indemnified Party (as defined below) in respect of any breach of any representation, warranty, covenant, agreement or obligation of any Indemnifying Party (as defined below) contained in this Agreement, shall survive the consummation of the transactions contemplated herein and shall expire on the second (2nd) anniversary of the Acquisition Date.

                           (ii) Notwithstanding anything herein to the contrary, indemnification for claims for which written notice as provided in Section 14(b) has been given prior to the expiration of the representation, warranty, covenant, agreement or obligation upon which such claim is based shall not expire, and claims for indemnification may be pursued, until the final resolution of such claim.

                           (iii) Nothing in this Section 14(a) shall modify in any respect any covenant, agreement or obligation to be performed by any party pursuant to the provisions of this Agreement.

                           (iv) Nothing contained in this Agreement or otherwise shall in any way limit any claim, suit, cause of action or remedy that may be available to any party based on Fraud.

                  (b) Defense of Claims. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the "Indemnified Party") shall promptly notify the other party (the "Indemnifying Party") in writing of the claim and, when known, the facts constituting the basis for such claim. The Indemnifying Party may, upon written notice to the Indemnified Party within 30 calendar days of receipt of the notice specified in the first sentence of this paragraph, assume the defense of any such claim if the Indemnifying Party acknowledges to the Indemnified Party the Indemnified Party's right to indemnify pursuant hereto in respect of the entirety of such claim. If the Indemnifying Party assumes the defense of any such claim, the Indemnifying Party shall select counsel acceptable to the Indemnified Party to conduct the defense of such claim, shall take all steps necessary in the defense or settlement thereof and shall at all times diligently and promptly pursue the resolution thereof. If the Indemnifying Party shall have assumed the defense of any claim in accordance with this Section 13(b), the Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any such claim, without the prior written consent of the Indemnified Party; provided, however, that (i) the Indemnifying Party shall pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness thereof; (ii) the Indemnifying Party shall not be authorized to encumber any of the assets of the Indemnified Party or to agree to any restriction that would apply to the Indemnified Party or to its conduct of business; and (iii) a condition to any such settlement shall be a complete release of the Indemnified Party with respect to such claim which contains no admission of liability on the part of the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such action, with its own counsel and at the expense of the Indemnifying Party. The Indemnified Party shall, and shall cause each of its Affiliates, officers, employees, consultants and agents to, cooperate fully with the Indemnifying Party in the defense of any claim or Proceeding being defended by the Indemnifying Party pursuant to this Section 14(b). If the Indemnifying Party does not assume the defense of any claim resulting therefrom in accordance with the terms of this Section 13(b), the Indemnified Party may defend against such claim in such manner as it may deem appropriate, including settling such claim after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate.

                  (c) Indemnification Threshold. No claim for indemnification will be made by any Indemnified Party against any Indemnifying Parties unless the aggregate of all Damages incurred by the Indemnified Parties exceeds $10,000, in which case the Indemnifying Parties shall be liable for such Damages including the initial $10,000.

         15.      GENERAL PROVISIONS.

                  (a) Further Assurances. The parties shall cooperate and take such actions, and execute such other documents subsequent to the Acquisition Date as either may reasonably request in order to carry out the provisions or purpose of this Agreement.

                  (b) Notices. All notices or other communications in connection with this Agreement shall be in writing and shall be deemed given (a) if personally delivered, when delivered, (b) if mailed, two Business Days after having been sent by registered or certified mail, postage prepaid, return receipt requested, or (c) if sent through an overnight delivery service in circumstances to which such service guarantees next-day delivery, the day following be so sent, as follows:

                           (i)      If to Seller:

                                    Scott Glenn
                                    Allergy Free, LLC
                                    6835 Flanders Drive, Ste 500
                                    San Diego, California 92121

                                    With a copy to:

                                    Glen Roberts, Esq.
                                    P.O. Box 580
                                    Del Mar, California 92014

                           (ii)     If to Purchaser:

                                    c/o H. Mac Busby
                                    Planet Polymer Technologies, Inc.
                                    3852 Alameda Place
                                    San Diego, California 92103

                                    With a copy to:

                                    Blanchard, Krasner & French
                                    Attn: Robert W. Blanchard
                                    800 Silverado Street, Second Floor
                                    La Jolla, California 92037

                  (c) Entire Agreement; Amendment; No Waiver. This Agreement (which includes the Schedules and Exhibits hereto) sets forth the parties final and entire agreement with respect to its subject matter and supersedes any and all prior understandings and agreements. This Agreement can be amended or supplemented, and any provision hereof can be waived, only by a written instrument making specific reference to this Agreement, in the case of amendment or supplement, signed by all the parties hereto, or in the case of a waiver, signed by the party against whom enforcement of such waiver is sought. No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                  (d) Public Announcements. Seller agrees that they will not make any public announcement, including any announcement to the employees of the Business, or otherwise cause to be publicized in any manner by way of press interviews, responses to press questions or inquiries, press releases or otherwise in any manner designed for release to the general or trade press, any aspect or proposed aspect of this transaction (including but not limited to the price paid and other terms of the transaction) without the mutual agreement of Purchaser.

                  (e) Successors; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns. This Agreement or any of its rights, interests or obligations hereunder may not be assigned or transferred by either party without the prior written consent of the other party.

                  (f) Captions. The section and paragraph headings in this Agreement and in the Schedules hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (g) Fees and Expenses. Whether or not the transactions contemplated hereby are consummated, the parties hereto shall pay their own respective expenses.

                  (h) Severability; Construction. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, invalid, unenforceable or void, such provision shall be construed and enforced as if it had been more narrowly drawn so as not to be illegal, invalid, unenforceable or void, and such illegality, invalidity or unenforceability shall have no affect upon and shall not impair the enforceability of any other provision of this Agreement. The parties hereto intend that each representation, warranty and covenant contained herein will have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

                  (i) Governing Law; Exclusive Jurisdiction. This Agreement shall be governed by and construed and interpreted in accordance with the internal law of the State of California (without reference to its rules as to choice or conflict of law). Each of the parties hereto agrees that any legal action or proceeding against it or any of its property with respect to this Agreement or any other agreement executed in connection herewith, except as otherwise provided herein, shall be brought exclusively in the Superior Courts for the County of San Diego, State of California, or the Federal District Court for the Southern District of California, and all related appellate courts, and the parties irrevocably consent to the jurisdiction of such courts.

                  (j) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

            [The remainder of this page is intentionally left blank]

               IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

                                         PLANET POLYMER TECHNOLOGIES, INC.

                                         By: ___________________________________
                                               H. Mac Busby
                                               President

                                         ALLERGY FREE, LLC

                                         By: SR Technologies Associates, Manager

                                               By: _____________________________
                                                     Scott Glenn, President

                                     INDEX

                                       TO

                             EXHIBITS AND SCHEDULES

Exhibit "A"             Subordinated Convertible Note

Exhibit "B"             Glenn Employment Agreement

Exhibit "C"             Form of Opinion of Counsel

Schedule 2              Excluded Assets

Schedule 3              Assumed Liabilities

Schedule 3(d)           Liability to Members or Sellers

Schedule 4(c)           Purchase Consideration Allocation

Schedule 6              Seller Disclosure Schedules

         Schedule 6(c)           Allergy Free Members

         Schedule 6(d)(ii)       Exceptions to GAAP

         Schedule 6(e)           Liability Exceptions

         Schedule 6(f)           No Adverse Change

         Schedule 6(h)           Exceptions to Title

         Schedule 6(i)           Leased Real Property

         Schedule 6(j)           Intellectual Property and Exceptions

         Schedule 6(k)           Material Contracts and Exceptions

         Schedule 6(l)           Inventory

         Schedule 6(n)(i)        Exceptions to Compliance

         Schedule 6(n)(iv)       List of Government Approvals

         Schedule 6(o)(i)        Employees

         Schedule 6(o)(ii)       Obligations to Employees

         Schedule 6(p)           Insurance Policies

         Schedule 6(q)           Litigation

         Schedule 6(t)           Product Claims

Schedule 7              Purchaser Disclosure Schedules

         Schedule 7(c)           Required Approvals, Notices and Filings

         Schedule 7(f)           Liability Exceptions

         Schedule 7(i)           Exception to Title

         Schedule 7(j)           Leased Real Property

         Schedule 7(k)           Intellectual Property and Exceptions

         Schedule 7(l)           Material Contracts and Exceptions

         Schedule 7(o)(i)        Exceptions to Compliance

         Schedule 7(o)(iv)       List of Government Approvals for Business

         Schedule 7(p)(ii)       Obligations to Employees/Consultants

         Schedule 7(q)           Insurance

         Schedule 7(u)           Product Claims

Schedule 8(d)           Independent Contractors

                              Schedule 3 - Page ii

                                   EXHIBIT "A"

                                   EXHIBIT "A"

                    CONVERTIBLE SUBORDINATED PROMISSORY NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY APPLICABLE STATE SECURITIES LAWS. IT MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND COMPLIANCE WITH SUCH STATE SECURITIES LAWS, IN COMPLIANCE WITH RULE 144 UNDER THE SECURITIES ACT, OR AN OPINION OF COUNSEL OR OTHER EVIDENCE SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION AND/OR COMPLIANCE IS NOT REQUIRED.

$___________                                     ____________, 2004
                                                           San Diego, California

         FOR VALUE RECEIVED, PLANET POLYMER TECHNOLOGIES, INC., a California corporation (the "Company"), promises to pay to the order of Allergy Free, LLC (the "Lender") or its registered assigns (the "Holder"), the principal sum of __________ Million _________ Hundred __________ Thousand Dollars ($0,000,000.00), or such lesser amount as shall then equal the outstanding principal amount hereof, together with interest thereon at five and one-half percent (5.5%) per annum, compounding quarterly and computed on the basis of a year consisting of 360 days and four quarterly periods each consisting of 90 days. All unpaid principal, together with any accrued but unpaid interest and other amounts payable hereunder, shall be due and payable on the earlier of (i) April 1, 2007 (the "Maturity Date"); or (ii) when such amounts become due and payable pursuant to the terms hereof upon or after (A) the occurrence of an Event of Default (as defined below), (B) the liquidation or dissolution of the Company, (C) any merger, consolidation, reorganization or other business combination involving the Company, in which the stockholders of the Company immediately prior thereto do not own, directly or indirectly, outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction, (D) the sale of all, or substantially all, of the assets of the Company, or (E) the sale of voting securities of the Company to any person (or group of persons acting in concert) that results in such person (or group of persons) (together with their affiliates) owning more than 50% of the outstanding voting securities of the Company. Interest on this Note shall be payable in arrears on each January 1, April 1, July 1, and October 1 after the date of issuance of this Note as follows: (a) so long as no uncured Event of Default exists, interest, at the election of the Company may be paid by the issuance of an additional convertible subordinated promissory note identical in all respects to this Note except that it shall have a principal amount equal to such interest payment; or (b) if not so paid shall be payable in lawful money of the United States of America.

         The following is a statement of the rights of the Holder and the conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees:

                              Schedule 3 - Page 2

DEFINITIONS. CAPITALIZED TERMS DEFINED IN THE PURCHASE AGREEMENT AND USED HEREIN
         WITHOUT DEFINITION HAVE THE SAME MEANING HEREIN AS IN THE PURCHASE AGREEMENT. IN ADDITION, AS USED IN THIS NOTE, THE FOLLOWING CAPITALIZED TERMS HAVE THE FOLLOWING MEANINGS:

         "BUSINESS DAY" MEANS ANY DAY OTHER THAN A SATURDAY, SUNDAY OR OTHER DAY
                  ON WHICH THE NATIONAL OR STATE BANKS LOCATED IN THE STATE OF NEW YORK, STATE OF CALIFORNIA OR THE DISTRICT OF COLUMBIA ARE AUTHORIZED TO BE CLOSED.

         "COMMON STOCK" MEANS THE COMMON STOCK OF THE COMPANY.

         "COMPANY NOTES" MEANS ANY OF THIS NOTE, OR ANY NOTE ISSUED IN PAYMENT
                  OF INTEREST ON ANY COMPANY NOTE, AND ANY NOTE ISSUED UPON THE SURRENDER AND TRANSFER OF THIS NOTE OR ANY COMPANY NOTE.

          "OBLIGATIONS" MEANS THE PRINCIPAL, INTEREST AND OTHER AMOUNTS PAYABLE
                  UNDER THIS NOTE.

         "SENIOR DEBT" SHALL MEAN ANY INDEBTEDNESS FOR MONEY BORROWED OR LEASE
                  OBLIGATIONS, WHICH ARE EVIDENCED BY A WRITTEN DOCUMENT EXECUTED BY AN AUTHORIZED OFFICER OF THE COMPANY THAT EXPRESSLY STATES THAT SUCH INDEBTEDNESS OR LEASE OBLIGATION IS SENIOR TO THE COMPANY NOTES OR SENIOR TO ALL INDEBTEDNESS OF THE COMPANY.

EVENTS OF DEFAULT.  THE OCCURRENCE OF ANY OF THE FOLLOWING SHALL CONSTITUTE AN
         "EVENT OF DEFAULT" UNDER THIS NOTE:

         FAILURE TO PAY. THE COMPANY SHALL FAIL TO PAY WHEN DUE ANY PRINCIPAL PAYMENT ON THIS NOTE OR ANY INTEREST OR OTHER PAYMENT REQUIRED UNDER THE TERMS OF THIS NOTE OR ANY OTHER COMPANY NOTE IF SUCH NONPAYMENT IS NOT CURED BY THE COMPANY WITHIN FIVE (5) DAYS IMMEDIATELY AFTER WRITTEN NOTICE THEREOF IS DELIVERED TO THE ATTENTION OF THE CEO OR CFO OF THE COMPANY; OR

                              Schedule 3 - Page 3

         BREACHES OF REPRESENTATIONS AND WARRANTIES. ANY REPRESENTATION OR
                  WARRANTY MADE BY THE COMPANY HEREIN OR IN ANY OTHER COMPANY NOTE SHALL PROVE FALSE OR MISLEADING IN ANY MATERIAL RESPECT WHEN MADE OR DEEMED MADE; OR

         BREACHES OF OTHER COVENANTS. THE COMPANY SHALL FAIL TO OBSERVE OR TO
                  PERFORM ANY OTHER MATERIAL COVENANT, OBLIGATION, CONDITION OR AGREEMENT CONTAINED IN THIS NOTE OR THE OTHER COMPANY NOTES, OTHER THAN THOSE SPECIFIED IN SECTION 2(a) HEREOF, AND SUCH FAILURE SHALL CONTINUE FOR THIRTY (30) DAYS AFTER WRITTEN NOTICE THEREOF IS DELIVERED TO THE ATTENTION OF THE CEO OR CFO OF THE COMPANY; OR

         VOLUNTARY BANKRUPTCY OR INSOLVENCY PROCEEDINGS. THE COMPANY SHALL (i)
                  APPLY FOR OR CONSENT TO THE APPOINTMENT OF A RECEIVER, TRUSTEE, LIQUIDATOR OR CUSTODIAN OF ITSELF OR OF ALL OR A SUBSTANTIAL PART OF ITS PROPERTY, (ii) BE UNABLE, OR ADMIT IN WRITING ITS INABILITY, TO PAY ITS DEBTS GENERALLY AS THEY MATURE, (iii) MAKE A GENERAL ASSIGNMENT FOR THE BENEFIT OF ANY OF ITS CREDITORS, (iv) BE DISSOLVED OR LIQUIDATED IN FULL OR IN PART, (v) BECOME INSOLVENT (AS SUCH TERM MAY BE DEFINED OR INTERPRETED UNDER ANY APPLICABLE STATUTE), (vi) COMMENCE A VOLUNTARY CASE OR OTHER PROCEEDING SEEKING LIQUIDATION, REORGANIZATION OR OTHER RELIEF WITH RESPECT TO ITSELF OR ITS DEBTS UNDER ANY BANKRUPTCY, INSOLVENCY OR OTHER SIMILAR LAW NOW OR HEREAFTER IN EFFECT OR CONSENT TO ANY SUCH RELIEF OR TO THE APPOINTMENT OF OR TAKING POSSESSION OF ITS PROPERTY BY ANY OFFICIAL IN AN INVOLUNTARY CASE OR OTHER PROCEEDING COMMENCED AGAINST IT OR (vii) TAKE ANY ACTION FOR THE PURPOSE OF EFFECTING ANY OF THE FOREGOING; OR

                              Schedule 3 - Page 4

         INVOLUNTARY BANKRUPTCY OR INSOLVENCY PROCEEDINGS. PROCEEDINGS FOR THE
                  APPOINTMENT OF A RECEIVER, TRUSTEE, LIQUIDATOR OR CUSTODIAN OF THE COMPANY (AND ANY SUBSIDIARY THEREOF) OR OF ALL OR A SUBSTANTIAL PART OF THE PROPERTY THEREOF, OR AN INVOLUNTARY CASE OR OTHER PROCEEDINGS SEEKING LIQUIDATION, REORGANIZATION OR OTHER RELIEF WITH RESPECT TO THE COMPANY (AND ANY SUBSIDIARY THEREOF) OR THE DEBTS THEREOF UNDER ANY BANKRUPTCY, INSOLVENCY OR OTHER SIMILAR LAW NOW OR HEREAFTER IN EFFECT SHALL BE COMMENCED AND AN ORDER FOR RELIEF ENTERED, OR SUCH CASE OR PROCEEDING SHALL NOT BE DISMISSED, DISCHARGED OR STAYED WITHIN NINETY (90) DAYS OF COMMENCEMENT.

RIGHTS OF HOLDER UPON DEFAULT.

         UPON THE OCCURRENCE OR EXISTENCE OF ANY EVENT OF DEFAULT (OTHER THAN
                  AN EVENT OF DEFAULT REFERRED TO IN SECTIONS 2(d) OR 2(e) HEREOF) AND AT ANY TIME THEREAFTER DURING THE CONTINUANCE OF SUCH EVENT OF DEFAULT, UNLESS PROHIBITED BY THE EXPRESS TERMS OF ANY SENIOR DEBT, THE HOLDER MAY DECLARE ALL OUTSTANDING OBLIGATIONS PAYABLE BY THE COMPANY HEREUNDER TO BE IMMEDIATELY DUE AND PAYABLE WITHOUT PRESENTMENT. UPON THE OCCURRENCE OR EXISTENCE OF ANY EVENT OF DEFAULT DESCRIBED IN SECTIONS 2(d) OR 2(e) HEREOF, UNLESS PROHIBITED BY THE EXPRESS TERMS OF ANY SENIOR DEBT, IMMEDIATELY AND WITHOUT NOTICE, ALL OUTSTANDING OBLIGATIONS PAYABLE BY THE COMPANY HEREUNDER SHALL AUTOMATICALLY BECOME IMMEDIATELY DUE AND PAYABLE, WITHOUT PRESENTMENT, DEMAND, PROTEST OR ANY OTHER NOTICE OF ANY KIND, ALL OF WHICH ARE HEREBY EXPRESSLY WAIVED. IN ADDITION TO THE FOREGOING REMEDIES, UPON THE OCCURRENCE OR EXISTENCE OF ANY EVENT OF DEFAULT, UNLESS PROHIBITED BY THE EXPRESS TERMS OF ANY SENIOR DEBT, THE HOLDER MAY EXERCISE ANY OTHER RIGHT, POWER OR REMEDY PERMITTED TO IT BY LAW, EITHER BY SUIT IN EQUITY OR BY ACTION AT LAW, OR BOTH.

                              Schedule 3 - Page 5

SUBORDINATION. THIS NOTE, INCLUDING ALL OBLIGATIONS, IS JUNIOR AND SUBORDINATE
         TO, AND SUBJECT TO THE PRIOR RIGHT OF PAYMENT OF, ALL SENIOR DEBT OF COMPANY AND TO ALL LIENS, SECURITY INTERESTS OR ENCUMBRANCES SECURING ANY SENIOR DEBT OF THE COMPANY.

5. PREPAYMENT AND EFFECT ON CONVERSION RIGHTS. THIS NOTE MAY BE PREPAID AS A WHOLE OR IN PART AT ANY TIME PRIOR TO THE MATURITY DATE AT THE ELECTION OF THE COMPANY UPON AT LEAST THIRTY (30) DAYS PRIOR WRITTEN NOTICE TO THE HOLDER (THE "PREPAYMENT NOTICE PERIOD"). ANY SUCH PREPAYMENT SHALL BE APPLIED FIRST TO THE PAYMENT OF EXPENSES DUE UNDER THIS NOTE, SECOND TO ANY PREPAYMENT PREMIUM, THIRD TO INTEREST ACCRUED ON THE PORTION OF THIS NOTE SO PREPAID AND FOURTH, IF THE AMOUNT OF PREPAYMENT EXCEEDS THE AMOUNT OF ALL SUCH EXPENSES, PREPAYMENT PENALTIES AND ACCRUED INTEREST, TO THE PAYMENT OF PRINCIPAL OF THIS NOTE. NOTWITHSTANDING THE FOREGOING OR ANYTHING TO THE CONTRARY HEREIN, ANY SUCH ELECTION TO PREPAY THE NOTE SHALL NOT EXTINGUISH OR OTHERWISE EFFECT THE CONVERSION RIGHTS SET FORTH IN SECTION 6 HEREOF WITH RESPECT TO THE AMOUNT OF PRINCIPAL SO ELECTED TO PREPAID UNTIL AFTER THE EXPIRATION OF THE PREPAYMENT NOTICE PERIOD.

6.       CONVERSION.

                              Schedule 3 - Page 6

         CONVERSION BY HOLDER. AT ANY TIME, AND FROM TIME TO TIME, THE HOLDER
                  MAY, AT ITS SOLE AND EXCLUSIVE OPTION, CONVERT ALL OR ANY PART OF THE PRINCIPAL AND ACCRUED INTEREST OUTSTANDING UNDER ANY COMPANY NOTE INTO SHARES OF COMMON STOCK ("CONVERSION SHARES"), BY GIVING WRITTEN NOTICE TO THE COMPANY SIGNED BY HOLDER OF HOLDER'S CONVERSION ELECTION SPECIFYING THE AMOUNT OF NOTE PRINCIPAL AND/OR ACCRUED INTEREST TO BE CONVERTED ("NOTICE OF CONVERSION"), AT A CONVERSION PRICE PER SHARE OF COMMON STOCK TO BE DETERMINED AS FOLLOWS: (i) PROVIDED NOTICE OF CONVERSATION IS RECEIVED CONCURRENTLY WITH THE ISSUANCE OF THIS NOTE, THE CONVERSION PRICE WILL BE EQUAL TO THE OFFERING PRICE PER SHARE IN THE COMPANY PRIVATE PLACEMENT DESCRIBED IN THE ASSET PURCHASE AGREEMENT DATED _____, 2004 (THE "PURCHASE AGREEMENT"), PURSUANT TO WHICH THIS NOTE WAS ISSUED OR (ii) THEREAFTER AT THE VOLUME WEIGHTED AVERAGE MARKET PRICE PER SHARE FOR THE TEN (10) BUSINESS DAYS IMMEDIATELY PRECEDING THE DATE NOTICE OF CONVERSATION IS GIVEN TO THE COMPANY, BUT NOT LESS THAN $_____ PER SHARE, SUBJECT TO ADJUSTMENT AS PROVIDED IN SECTION 7 HEREOF IN EITHER CASE (THE "CONVERSION PRICE").

         TRANSFER OF SHARES. THE COMPANY SHALL CAUSE THE TRANSFER AGENT TO
                  TRANSMIT THE CERTIFICATES REPRESENTING THE COMMON STOCK TO BE ISSUED TO HOLDER. COMPANY AGREES THAT THE CONVERSION SHARES SHALL BE REGISTERED BY THE COMPANY PURSUANT TO THE REGISTRATION RIGHTS AGREEMENT ENTERED INTO CONCURRENTLY HEREWITH BETWEEN COMPANY AND HOLDER.

                              Schedule 3 - Page 7

         MECHANICS AND EFFECT OF CONVERSION. NO FRACTIONAL SHARES OF COMMON
                  STOCK SHALL BE ISSUED UPON CONVERSION OF THIS NOTE. UPON THE CONVERSION OF THE ENTIRE PRINCIPAL OUTSTANDING UNDER THIS NOTE, IN LIEU OF THE COMPANY ISSUING ANY FRACTIONAL SHARES TO THE HOLDER, THE COMPANY SHALL PAY TO THE HOLDER THE AMOUNT OF OUTSTANDING PRINCIPAL THAT IS NOT SO CONVERTED IN CASH. ON PARTIAL CONVERSION OF THIS NOTE, THE COMPANY SHALL ISSUE TO THE HOLDER (i) THE SHARES OF COMMON STOCK INTO WHICH A PORTION OF THIS NOTE IS CONVERTED AND (ii) A NEW SENIOR SECURED CONVERTIBLE PROMISSORY NOTE HAVING IDENTICAL TERMS TO THIS NOTE, EXCEPT THAT THE PRINCIPAL AMOUNT THEREOF SHALL EQUAL THE DIFFERENCE BETWEEN (A) THE PRINCIPAL AMOUNT OF THIS NOTE IMMEDIATELY PRIOR TO SUCH CONVERSION MINUS (B) THE PORTION OF SUCH PRINCIPAL AMOUNT CONVERTED INTO COMMON STOCK. UPON CONVERSION OF THIS NOTE PURSUANT TO THIS SECTION 6, THE HOLDER SHALL SURRENDER THIS NOTE, DULY ENDORSED, AT THE PRINCIPAL OFFICE OF THE COMPANY. AT ITS EXPENSE, THE COMPANY SHALL, AS SOON AS PRACTICABLE THEREAFTER, ISSUE AND DELIVER TO SUCH HOLDER AT SUCH PRINCIPAL OFFICE A CERTIFICATE OR CERTIFICATES FOR THE NUMBER OF SHARES OF COMMON STOCK, TO WHICH THE HOLDER SHALL BE ENTITLED UPON SUCH CONVERSION (BEARING SUCH LEGENDS AS ARE REQUIRED BY THE PURCHASE AGREEMENT, IF ANY, AND APPLICABLE STATE AND FEDERAL SECURITIES LAWS IN THE OPINION OF COUNSEL TO THE COMPANY), TOGETHER WITH ANY OTHER SECURITIES AND PROPERTY TO WHICH THE HOLDER IS ENTITLED UPON SUCH CONVERSION UNDER THE TERMS OF THIS NOTE. UPON FULL CONVERSION OF THIS NOTE, THE COMPANY SHALL BE FOREVER RELEASED FROM ALL ITS OBLIGATIONS AND LIABILITIES UNDER THE COMPANY NOTE(S).

                              Schedule 3 - Page 8

         RESERVATION OF STOCK ISSUABLE UPON CONVERSION. THE COMPANY SHALL AT ALL
                  TIMES RESERVE AND KEEP AVAILABLE OUT OF ITS AUTHORIZED BUT UNISSUED SHARES OF CAPITAL STOCK, SOLELY FOR THE PURPOSE OF EFFECTING THE CONVERSION OF THIS NOTE, SUCH NUMBER OF ITS SHARES OF CAPITAL STOCK OF THE COMPANY AS SHALL FROM TIME TO TIME BE SUFFICIENT TO EFFECT THE CONVERSION OF THIS NOTE; AND IF AT ANY TIME THE NUMBER OF AUTHORIZED BUT UNISSUED SHARES OF CAPITAL STOCK OF THE COMPANY SHALL NOT BE SUFFICIENT TO EFFECT THE CONVERSION OF THIS NOTE, THE COMPANY HEREBY COVENANTS AND AGREES TO TAKE SUCH CORPORATE ACTION AS MAY, IN THE OPINION OF ITS COUNSEL, BE NECESSARY TO INCREASE ITS AUTHORIZED BUT UNISSUED SHARES OF CAPITAL STOCK TO SUCH NUMBER OF SHARES AS SHALL BE SUFFICIENT FOR SUCH PURPOSE.

         PAYMENT OF EXPENSES AND TAXES ON CONVERSION. THE COMPANY SHALL PAY ALL
                  EXPENSES, TAXES AND OTHER CHARGES PAYABLE IN CONNECTION WITH THE PREPARATION, EXECUTION, ISSUANCE AND DELIVERY OF STOCK CERTIFICATES AND NEW PROMISSORY NOTES PURSUANT TO THIS SECTION 6 HEREOF, EXCEPT THAT, IN THE EVENT SUCH STOCK CERTIFICATES OR NEW PROMISSORY NOTES SHALL BE REGISTERED IN A NAME OR NAMES OTHER THAN THE NAME OF THE HOLDER OF THIS NOTE, FUNDS SUFFICIENT TO PAY ALL STOCK TRANSFER FEES, WHICH SHALL BE PAYABLE UPON THE EXECUTION AND DELIVERY OF SUCH STOCK CERTIFICATE OR CERTIFICATES OR NEW PROMISSORY NOTES, SHALL BE PAID BY THE HOLDER TO THE COMPANY AT THE TIME OF DELIVERING THIS NOTE TO THE COMPANY UPON CONVERSION.

                        7. CONVERSION PRICE ADJUSTMENTS.

                              Schedule 3 - Page 9

                                    (a) ADJUSTMENT FOR STOCK SPLITS AND
                  COMBINATIONS. IF THE COMPANY SHALL AT ANY TIME OR FROM TIME TO TIME AFTER THE DATE A CONVERSATION PRICE IS ESTABLISHED EFFECT A STOCK SPLIT OR SUBDIVISION OF THE OUTSTANDING COMMON STOCK, THE CONVERSION PRICE IN EFFECT IMMEDIATELY BEFORE THAT SUBDIVISION SHALL BE PROPORTIONATELY DECREASED, AND, CONVERSELY, IF THE COMPANY SHALL AT ANY TIME OR FROM TIME TO TIME AFTER THE DATE A CONVERSION PRICE IS ESTABLISHED COMBINE THE OUTSTANDING SHARES OF COMMON STOCK INTO A SMALLER NUMBER OF SHARES, THE CONVERSION PRICE IN EFFECT IMMEDIATELY BEFORE THE COMBINATION SHALL BE PROPORTIONATELY INCREASED. ANY ADJUSTMENT UNDER THIS SECTION 7(a) SHALL BECOME EFFECTIVE AT THE CLOSE OF BUSINESS ON THE DATE THE STOCK SPLIT, SUBDIVISION OR COMBINATION BECOMES EFFECTIVE.

                              Schedule 3 - Page 10

                                    (b) ADJUSTMENT FOR COMMON STOCK DIVIDENDS
                  AND DISTRIBUTIONS. IF THE COMPANY AT ANY TIME OR FROM TIME TO TIME AFTER THE DATE A CONVERSATION PRICE IS ESTABLISHED ISSUES, OR FIXES A RECORD DATE FOR THE DETERMINATION OF HOLDERS OF COMMON STOCK ENTITLED TO RECEIVE, A DIVIDEND OR OTHER DISTRIBUTION PAYABLE SOLELY IN ADDITIONAL SHARES OF COMMON STOCK, THE CONVERSION PRICE THAT IS THEN IN EFFECT SHALL BE DECREASED AS OF THE TIME OF SUCH ISSUANCE OR, IN THE EVENT SUCH RECORD DATE IS FIXED, AS OF THE CLOSE OF BUSINESS ON SUCH RECORD DATE, BY MULTIPLYING THE CONVERSION PRICE BY A FRACTION (i) THE NUMERATOR OF WHICH IS THE TOTAL NUMBER OF SHARES OF COMMON STOCK ISSUED AND OUTSTANDING IMMEDIATELY PRIOR TO THE TIME OF SUCH ISSUANCE OR THE CLOSE OF BUSINESS ON SUCH RECORD DATE, AND (ii) THE DENOMINATOR OF WHICH IS THE SUM OF THE TOTAL NUMBER OF SHARES OF COMMON STOCK ISSUED AND OUTSTANDING IMMEDIATELY PRIOR TO THE TIME OF SUCH ISSUANCE OR THE CLOSE OF BUSINESS ON SUCH RECORD DATE PLUS THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE IN PAYMENT OF SUCH DIVIDEND OR DISTRIBUTION; PROVIDED, HOWEVER, THAT IF SUCH RECORD DATE IS FIXED AND SUCH DIVIDEND IS NOT FULLY PAID OR IF SUCH DISTRIBUTION IS NOT FULLY MADE ON THE DATE FIXED THEREFOR, THE CONVERSION PRICE SHALL BE RECOMPUTED ACCORDINGLY AS OF THE CLOSE OF BUSINESS ON SUCH RECORD DATE AND THEREAFTER THE CONVERSION PRICE SHALL BE ADJUSTED PURSUANT TO THIS SECTION 7(b) TO REFLECT THE ACTUAL PAYMENT OF SUCH DIVIDEND OR DISTRIBUTION.

                              Schedule 3 - Page 11

                                    (c) ADJUSTMENTS FOR OTHER DIVIDENDS AND
                  DISTRIBUTIONS. IF THE COMPANY AT ANY TIME OR FROM TIME TO TIME AFTER THE DATE A CONVERSATION PRICE IS ESTABLISHED ISSUES, OR FIXES A RECORD DATE FOR THE DETERMINATION OF HOLDERS OF COMMON STOCK ENTITLED TO RECEIVE, A DIVIDEND OR OTHER DISTRIBUTION PAYABLE IN SECURITIES OF THE COMPANY OTHER THAN SHARES OF COMMON STOCK OR IN OTHER PROPERTY, IN EACH SUCH EVENT PROVISION SHALL BE MADE SO THAT THE HOLDER OF THIS NOTE SHALL RECEIVE UPON CONVERSION HEREOF, IN ADDITION TO THE NUMBER OF SHARES OF COMMON STOCK RECEIVABLE HEREUPON, THE AMOUNT OF SECURITIES OF THE COMPANY OR OTHER PROPERTY WHICH SUCH HOLDER WOULD HAVE RECEIVED HAD THIS NOTE BEEN CONVERTED INTO COMMON STOCK ON THE DATE OF SUCH EVENT AND HAD IT THEREAFTER, DURING THE PERIOD FROM THE DATE OF SUCH EVENT TO AND INCLUDING THE CONVERSION DATE, RETAINED SUCH SECURITIES OR OTHER PROPERTY RECEIVABLE BY IT AS AFORESAID DURING SUCH PERIOD, SUBJECT TO ALL OTHER ADJUSTMENTS CALLED FOR DURING SUCH PERIOD UNDER THIS
                  SECTION 7 WITH RESPECT TO THE RIGHTS OF THE HOLDERS OF THIS NOTE OR WITH RESPECT TO SUCH OTHER SECURITIES OR OTHER PROPERTY BY THEIR TERMS. AS USED HEREIN, THE TERM "OTHER PROPERTY" DOES NOT INCLUDE CASH.

                              Schedule 3 - Page 12

                                    (d) ADJUSTMENT FOR RECLASSIFICATION,
                  EXCHANGE AND SUBSTITUTION. IF AT ANY TIME OR FROM TIME TO TIME AFTER THE CONVERSATION PRICE IS ESTABLISHED, THE COMMON STOCK ISSUABLE UPON THE CONVERSION OF THIS NOTE IS CHANGED INTO THE SAME OR A DIFFERENT NUMBER OF SHARES OF ANY CLASS OR SERIES OF STOCK, WHETHER BY RECAPITALIZATION, RECLASSIFICATION OR OTHERWISE (OTHER THAN A SUBDIVISION OR COMBINATION OF SHARES OR STOCK DIVIDEND OR A REORGANIZATION, MERGER, CONSOLIDATION OR SALE OF ASSETS PROVIDED FOR ELSEWHERE IN THIS SECTION 7), THEN IN ANY SUCH EVENT THE HOLDER SHALL HAVE THE RIGHT THEREAFTER TO CONVERT THIS NOTE INTO THE KIND AND AMOUNT OF STOCK AND OTHER SECURITIES AND PROPERTY RECEIVABLE UPON SUCH RECAPITALIZATION, RECLASSIFICATION OR OTHER CHANGE BY HOLDERS OF THE NUMBER OF SHARES OF COMMON STOCK INTO WHICH THIS NOTE COULD HAVE BEEN CONVERTED IMMEDIATELY PRIOR TO SUCH RECAPITALIZATION, RECLASSIFICATION OR CHANGE, ALL SUBJECT TO FURTHER ADJUSTMENT AS PROVIDED HEREIN OR WITH RESPECT TO SUCH OTHER SECURITIES OR PROPERTY BY THE TERMS THEREOF.

                                    (e) CERTIFICATE OF ADJUSTMENT. IN EACH CASE
                  OF AN ADJUSTMENT OR READJUSTMENT OF THE CONVERSION PRICE OR THE NUMBER OF SHARES OF COMMON STOCK OR OTHER SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE, THE COMPANY, AT ITS OWN EXPENSE, SHALL CAUSE ITS TREASURER TO COMPUTE SUCH ADJUSTMENT OR READJUSTMENT IN ACCORDANCE WITH THE PROVISIONS HEREOF AND PREPARE A CERTIFICATE SHOWING SUCH ADJUSTMENT OR READJUSTMENT, AND SHALL MAIL SUCH CERTIFICATE, BY FIRST CLASS MAIL, POSTAGE PREPAID, TO THE HOLDER AT THE HOLDER'S ADDRESS AS SHOWN IN THE COMPANY'S BOOKS. THE CERTIFICATE SHALL SET FORTH SUCH ADJUSTMENT OR READJUSTMENT, SHOWING IN DETAIL THE FACTS UPON WHICH SUCH ADJUSTMENT OR READJUSTMENT IS BASED. NO ADJUSTMENT IN THE CONVERSION PRICE SHALL BE REQUIRED UNLESS IT WOULD RESULT IN AN INCREASE OR DECREASE OF AT LEAST ONE CENT, BUT ANY ADJUSTMENTS NOT MADE BECAUSE OF THIS SENTENCE SHALL BE CARRIED FORWARD AND TAKEN INTO ACCOUNT IN ANY SUBSEQUENT ADJUSTMENT OTHERWISE REQUIRED HEREUNDER.

                              Schedule 3 - Page 13

         NOTICES OF RECORD DATE. UPON (i) THE ESTABLISHMENT BY THE COMPANY OF A RECORD OF THE HOLDERS OF ANY CLASS OF SECURITIES FOR THE PURPOSE OF DETERMINING THE HOLDERS THEREOF WHO ARE ENTITLED TO RECEIVE ANY DIVIDEND OR OTHER DISTRIBUTION, OR (ii) ANY CAPITAL REORGANIZATION OF THE COMPANY, ANY RECLASSIFICATION OR RECAPITALIZATION OF THE CAPITAL STOCK OF THE COMPANY, ANY MERGER OR CONSOLIDATION OF THE COMPANY WITH OR INTO ANY OTHER COMPANY, OR ANY TRANSFER OF ALL OR SUBSTANTIALLY ALL THE ASSETS OF THE COMPANY TO ANY OTHER PERSON OR ANY VOLUNTARY OR INVOLUNTARY DISSOLUTION, LIQUIDATION OR WINDING UP OF THE COMPANY, THE COMPANY SHALL MAIL TO THE HOLDER AT LEAST 20 DAYS PRIOR TO THE RECORD DATE SPECIFIED THEREIN A NOTICE SPECIFYING
                  (A) THE DATE ON WHICH ANY SUCH RECORD IS TO BE TAKEN FOR THE PURPOSE OF SUCH DIVIDEND OR DISTRIBUTION AND A DESCRIPTION OF SUCH DIVIDEND OR DISTRIBUTION, (B) THE DATE ON WHICH ANY SUCH REORGANIZATION, RECLASSIFICATION, TRANSFER, CONSOLIDATION, MERGER, DISSOLUTION, LIQUIDATION OR WINDING UP IS EXPECTED TO BECOME EFFECTIVE, AND (C) THE DATE, IF ANY, THAT IS TO BE FIXED AS TO WHEN THE HOLDERS OF RECORD OF COMMON STOCK (OR OTHER SECURITIES), SHALL BE ENTITLED TO EXCHANGE THEIR SHARES OF COMMON STOCK (OR OTHER SECURITIES), FOR SECURITIES OR OTHER PROPERTY DELIVERABLE UPON SUCH REORGANIZATION, RECLASSIFICATION TRANSFER, CONSOLIDATION, MERGER, DISSOLUTION, LIQUIDATION OR WINDING UP.

         NO IMPAIRMENT. THE COMPANY SHALL NOT AMEND ITS ARTICLES OF
                  INCORPORATION OR PARTICIPATE IN ANY REORGANIZATION, TRANSFER OF ASSETS, CONSOLIDATION, MERGER, DISSOLUTION, ISSUE OR SALE OF SECURITIES OR ANY OTHER VOLUNTARY ACTION FOR THE PURPOSE OF AVOIDING OR SEEKING TO AVOID THE OBSERVANCE OR PERFORMANCE OF ANY OF THE TERMS TO BE OBSERVED OR PERFORMED UNDER ANY COMPANY NOTE BY THE COMPANY, BUT SHALL AT ALL TIMES IN GOOD FAITH ASSIST IN CARRYING OUT ALL SUCH ACTION AS MAY BE REASONABLY NECESSARY OR APPROPRIATE IN ORDER TO PROTECT THE CONVERSION RIGHTS OF THE HOLDER OF THIS NOTE AGAINST DILUTION OR OTHER IMPAIRMENT AS PROVIDED HEREIN.

                              Schedule 3 - Page 14

8. SUCCESSORS AND ASSIGNS. SUBJECT TO THE RESTRICTIONS ON TRANSFER DESCRIBED IN SECTION 10 HEREOF, THE RIGHTS AND OBLIGATIONS OF THE COMPANY AND THE HOLDER OF THIS NOTE OR ANY COMPANY NOTE SHALL BE BINDING UPON AND BENEFIT THE SUCCESSORS, ASSIGNS, HEIRS, ADMINISTRATORS AND TRANSFEREES OF THE PARTIES.

9. WAIVER AND AMENDMENT. ANY PROVISION OF THIS NOTE MAY BE AMENDED, WAIVED OR MODIFIED UPON THE WRITTEN CONSENT OF THE COMPANY AND THE HOLDER.

10. TRANSFER OF COMPANY NOTES OR SECURITIES ISSUABLE ON CONVERSION A COMPANY NOTE MAY NOT BE TRANSFERRED IN VIOLATION OF ANY RESTRICTIVE LEGEND SET FORTH HEREON. EACH NEW NOTE ISSUED UPON TRANSFER OF THIS NOTE OR SECURITIES ISSUABLE ON CONVERSION OF THIS NOTE SHALL BEAR A LEGEND AS TO THE APPLICABLE RESTRICTIONS ON TRANSFERABILITY IN ORDER TO ENSURE COMPLIANCE WITH THE SECURITIES ACT, UNLESS IN THE OPINION OF COUNSEL FOR THE COMPANY SUCH LEGEND IS NOT REQUIRED IN ORDER TO ENSURE COMPLIANCE WITH THE SECURITIES ACT. THE COMPANY MAY ISSUE STOP TRANSFER INSTRUCTIONS TO ITS TRANSFER AGENT IN CONNECTION WITH SUCH RESTRICTIONS. SUBJECT TO THE FOREGOING, TRANSFERS OF THIS NOTE SHALL BE REGISTERED UPON REGISTRATION BOOKS MAINTAINED FOR SUCH PURPOSE BY OR ON BEHALF OF THE COMPANY. PRIOR TO PRESENTATION OF THIS NOTE FOR REGISTRATION OF TRANSFER, THE COMPANY SHALL TREAT THE REGISTERED HOLDER HEREOF AS THE OWNER AND HOLDER OF THIS NOTE FOR THE PURPOSE OF RECEIVING ALL PAYMENTS OF PRINCIPAL AND INTEREST HEREON AND FOR ALL OTHER PURPOSES WHATSOEVER, WHETHER OR NOT THIS NOTE OR ANY COMPANY NOTE SHALL BE OVERDUE AND THE COMPANY SHALL NOT BE AFFECTED BY NOTICE TO THE CONTRARY.

11. ASSIGNMENT BY THE COMPANY. NEITHER THIS NOTE NOR ANY OF THE RIGHTS, INTERESTS OR OBLIGATIONS HEREUNDER MAY BE ASSIGNED, BY OPERATION OF LAW OR OTHERWISE, IN WHOLE OR IN PART, BY THE COMPANY, WITHOUT THE PRIOR WRITTEN CONSENT OF THE HOLDER.

                              Schedule 3 - Page 15

12. TREATMENT OF NOTE. TO THE EXTENT PERMITTED BY GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, THE COMPANY WILL TREAT, ACCOUNT AND REPORT THE NOTE AS DEBT AND NOT EQUITY FOR ACCOUNTING PURPOSES AND WITH RESPECT TO ANY RETURNS FILED WITH FEDERAL, STATE OR LOCAL TAX AUTHORITIES.

13. NOTICES. ANY NOTICE, REQUEST OR OTHER COMMUNICATION REQUIRED OR PERMITTED HEREUNDER SHALL BE IN WRITING AND SHALL BE DEEMED TO HAVE BEEN DULY GIVEN IF PERSONALLY DELIVERED OR MAILED BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, OR BY RECOGNIZED OVERNIGHT COURIER, PERSONAL DELIVERY OR FACSIMILE TRANSMISSION AT THE RESPECTIVE ADDRESSES OR FACSIMILE NUMBER OF THE PARTIES AS SET FORTH IN OR OTHERWISE DESIGNATED BY EITHER PARTY PURSUANT TO THE PURCHASE AGREEMENT OR ON THE REGISTER MAINTAINED BY THE COMPANY. ANY PARTY HERETO MAY BY NOTICE SO GIVEN CHANGE ITS ADDRESS OR FACSIMILE NUMBER FOR FUTURE NOTICE HEREUNDER. NOTICE SHALL BE CONCLUSIVELY DEEMED GIVEN WHEN SENT.

14. EXPENSES; WAIVERS. IF ACTION IS INSTITUTED TO COLLECT ANY COMPANY NOTE, THE COMPANY PROMISES TO PAY ALL COSTS AND EXPENSES, INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS' FEES AND COSTS, INCURRED IN CONNECTION WITH SUCH ACTION. THE COMPANY HEREBY WAIVES NOTICE OF DEFAULT, PRESENTMENT OR DEMAND FOR PAYMENT, PROTEST OR NOTICE OF NONPAYMENT OR DISHONOR AND ALL OTHER NOTICES OR DEMANDS RELATIVE TO THIS INSTRUMENT.

15. GOVERNING LAW; EXCLUSIVE JURISDICTION; JURY WAIVER. THIS NOTE AND ALL ACTIONS ARISING OUT OF OR IN CONNECTION WITH THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

                              Schedule 3 - Page 16

IN WITNESS WHEREOF, THE COMPANY HAS CAUSED THIS NOTE TO BE AMENDED AND RESTATED
         AS OF THE DATE FIRST WRITTEN ABOVE.

                                                  PLANET TECHNOLOGIES, INC.

                                                  By:__________________________
                                                  Name: ________________________
                                                  Title: _______________________

                              Schedule 3 - Page 17

                                   Exhibit "B"

                           [PLANET TECHNOLOGIES, INC]

                                ___________, 2004

Mr. Scott L. Glenn
6402 Cardeno Drive
La Jolla, California 92037

                  Re: Terms of Employment

Dear Mr. Glenn:

         This letter is confirm the terms upon which you have agreed to accept employment by Planet Technologies, Inc. (formerly known as Planet Polymer Technologies, Inc.) as the President/CEO and the Chairman of the Board of Directors on the following terms:

         1. Duties. You shall perform the duties of President and Chief Executive Officer of the Company and agree to serve on the Board of Directors and act as the Chairman with the responsibilities and authority commonly held by the president of a publicly held corporation, subject to the Bylaws of Planet and limitations imposed by the Board of Directors or by law. You agree to devote the majority of your fulltime efforts to the business of the Company.

         2. Term. The term of your employment shall be for three (3) years and you agree to serve for that term, subject to the direction of the Board of Directors. The term of employment may be terminated only for cause by either you or the Company.

         3. Compensation and Benefits. You shall be compensated for such terms as are reasonable for the position and industry, manageable within the financial restrictions of the Company and approved by the Board of Directors. Subject to the granting of the stock options described below, you have agreed to forego any salary or cash bonus until the Board of Directors determines that Planet can reasonably afford to pay executive cash compensation. The Company will pay for your healthcare and other benefits that are customary for the Company and your position within the Company.

         4. Stock Options. In exchange for your agreeing to forego your initial cash compensation, you shall be granted a non-qualified stock option under the Company's 2000 Stock Option Plan to purchase 3,480,729 shares of Planet common stock (prior to adjustment for the reverse stock split contemplated in the Asset Purchase Agreement with Allergy Free at an exercise price equal to the fair market value on the date of this letter agreement). Thereafter the Company agrees to grant to you stock options exerciseable at the then fair market value at such times as may be required to maintain the aggregate number of stock options granted to you at an amount not less than five percent (5%) of the issued and outstanding common stock of Planet (on a fully diluted basis), during the three-year term of employment. All options shall vest at the rate of 1/36th per month, subject to acceleration as provided in the plan.

         5. Confidentiality and Proprietary Rights. Prior to commencing employment, you agree to enter into the Company's Confidentiality and Proprietary Rights Agreement in the form customarily used by the Company for executive officer positions.

         Please sign and return a copy of this letter acknowledging your agreement to the foregoing terms.

                                              Sincerely,

                                              The Board of Directors of
                                              Planet Polymer Technologies, Inc.

CONFIRMED AND ACCEPTED:

____________________________
Scott L. Glenn

                              Schedule 3 - Page 2

                                   EXHIBIT "C"

                           FORM OF OPINION OF COUNSEL

[SUBJECT TO COUNSEL'S REASONABLE AND CUSTOMARY ASSUMPTIONS AND QUALIFICATIONS]

         1.       The ________________ is a __________________________ validly existing and in good standing under the laws of the State of California. The ________________ has all requisite power and authority to own or lease its properties and conduct its business as currently being conducted by it. The ________________ is qualified to do business as a foreign corporation in all jurisdictions where the failure to do so, either singly or in the aggregate, would result in a Material Adverse Effect on the Business or the Assets.

         2. The ________________ has all requisite power and authority to execute and deliver the Agreement, each ________________'s Document to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and performance of the Agreement and each ________________'s Document to which the ________________ is a party, and the consummation of the transactions contemplated thereby, have been duly authorized on the part of the ________________. The Agreement and each ________________'s Document to which the ________________ is a party constitute the legal, valid and binding obligations of the ________________, enforceable against the ________________ in accordance with its terms.

         3. The execution, delivery and performance by the ________________ of the Agreement and the consummation of the transactions contemplated thereby does not and will not (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of organization or operating agreement of the ________________, (b) conflict with or result in a violation or breach of any term or provision of any law, statute, rule or regulation, or of any order, writ, judgment, injunction or decree known to us and applicable to the ________________ or any of its respective assets and properties or (c)(i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require the ________________ to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under or (vi) result in the creation or imposition of any Lien or encumbrance upon the or any of its respective assets or properties under any material contract or agreement to which the ________________ is a party or to which it may be bound.

         4. No consent, approval or action of, filing with or notice to any governmental agency or body on the part of the ________________ is required in connection with the execution, delivery and performance of the Agreement or the consummation of the transactions contemplated thereby, which consent, approval, filing, or notice has not been obtained or given.

                                   SCHEDULE 2

                                "EXCLUDED ASSETS"

In conjunction with the Sub-Lease Agreement for 6835 Flanders Drive, Suite 100, Conception Technologies has agreed to allow Allergy-Free to use the office furniture and fixtures that were contained in the Suite prior to Allergy-Free's occupancy at no cost during the Lease Period.

These items are known to both parties and duly identified in a side letter agreement, and are the sole property of Conception Technologies. Allergy-Free agrees to maintain these items in good repair and return them to Conception Technologies upon the Termination of the Sub-Lease Agreement.

ASSETS LOCATED OFF-PREMISES

As part of the Contract Manufacturing Agreement between Allergy-Free and American Metal Filters, Allergy-Free has agreed to locate at their facility and allow American Metal Filters to use in the exclusive production of Allergy-Free's products, a number of primary and essential pieces of manufacturing equipment and fixtures. The specific equipment and terms of this arrangement are contained in the Contract Manufacturing Agreement.

Assets included are;

Filter Media Pleator
Media and Wire Laminator
Shrink Film Sealer and Heat Tunnel
2 Station Glue Gun
Cutting Shear Table
Miscellaneous Processing Tables

                               Schedule 2 - Page 1

                                   SCHEDULE 3

                               ASSUMED LIABILITIES

Note:  Subject to updating to actual
       numbers at acquisition date.

                                                             At 1/31/2004             At Closing
                                  Accrued liabilities                  23,408

Advances From and Payables to Conception Technologies                  83,149

                                            ABC Radio                  78,980

                         Other Trade accounts payable                  57,817

                                    Royalties payable                   1,887

                               Accrued property taxes                   2,834

                                   Accrued legal fees                   1,150

                 Accrued audit & tax preparation fees                   2,755

                                  Sales taxes payable                   3,122

                          Accrued paid-time-off (PTO)                  24,220

                             Accrued salaries & wages                  11,656

                                  Accrued commissions                   3,402

                              Schedule 3 - Page 1

             Accrued insurance                   7,951

   Reserve for product returns                 130,961

Sales Tax Accrual for 2000-2002                 28,000

In addition, Assumed Liabilities will include all obligations under the contracts described on schedule 6(k) arising after the Acquisition Date.

                              Schedule 3 - Page 2

                                  SCHEDULE 3(d)

                        "LIABILITY TO MEMBERS OR SELLERS"

Allergy Free owes routine and recurring employment-related amounts to the following members:

Michael Trinkle
Shaunna Salzetti
Leslie White

                             Schedule 3(d) - Page 1

                                 SCHEDULE 4 (c)

                            CONSIDERATION ALLOCATION

                                        ______________________________

        __________________________      ____________________________
        __________________________      ____________________________

                             Schedule 4(c) - Page 1

                             Schedule 4(c) - Page 2

                                   SCHEDULE 6

                           SELLER DISCLOSURE SCHEDULES

                                   Schedule 6

                                  SCHEDULE 6(c)

                              ALLERGY FREE MEMBERS

               SCHEDULE 6 (c)
  MEMBERS HOLDING 100% INTEREST IN SELLER

                            Barkett, William
                         Fosberg, J. Roberts
                          Glenn Holdings, LP
                    Ashley Marie Glenn Trust
                   Russell Scott Glenn Trust
                  Jaimeson Scott Glenn Trust
                    Connor Scott Glenn Trust
                        Nancy S. Olson Trust
                             Goldstein, Jack
                                 Hale, David
                    Silverado Street Venture
                                    Partners
                                Plexico, Jon
                                  Burd, John
                              Preston, Ellen
                               Mayenobe, Guy
                            Hawkins, William
                               Trinkle, Mike
                           Salzetti, Shaunna
                               White, Leslie

                             Schedule 6(c) - Page 1

                                SCHEDULE 6(d)(ii)

                               EXCEPTIONS TO GAAP

         NONE, EXCEPT FOR THOSE ITEMS IDENTIFIED IN THE AUDIT TO BE COMPLETED BY MARCH 31, 2004.

                           Schedule 6(d)(ii) - Page 1

                                  SCHEDULE 6(e)

               "LIABILITIES NOT SET FORTH IN FINANCIAL STATEMENTS"

                  FILING OF DISCRIMINATION COMPLAINT

E200304D0897-00-s
Parker/Allergy Free

A former temporary worker filed a discrimination complaint with the California Department of Fair Employment & Housing (DFEH) on February 11, 2004. The complaint alleges sexual harassment from January 6, 2003 to the middle of March 2003 by a sales supervisor. The Company learned of the situation on March 6, 2003 and at once investigated the situation and terminated the supervisor. The company does not know at this time what the outcome of the DFEH investigation will be and the nature of the resulting liability, if any. However, if the DFEH so designates, Ms. Parker may pursue remedies against Allergy Free in the courts. Allergy Free has been advised by counsel that awards in cases like these have totaled $10,000. The Company does not know at this time how the DFEH or Ms. Parker may choose to proceed, but denies responsibility for the alleged sexual harassment.

                  FEDERAL DO NOT CALL (DNC) LEGISLATION

Allergy Free is subject to the Federal Trade Commission (FTC)-mandated do-not-call rules for telemarketers, which went into effect on October 1, 2003. As a result of this legislation, the Company purchased the federal DNC list and "scrubbed" it against its database so that its registered customers would not be contacted. In addition to the federal registry, 13 of the 50 states have their own DNC lists and filing requirements and the Company is aggressively investigating these individual state requirements. As of April 30, 2004, the Company has registered with 1 of the 13 states and ceased telemarketing in 1 other state for which no registration was possible. Even though the Company believes that its telemarketing practices are within state and federal guidelines and any violations would be simple mistakes, sanctions could be imposed by state and federal agencies for

                             Schedule 6(e) - Page 1
flagrant disregard of the rules. Fines could be as high as $11,000 per incident. Management is unable to determine the nature of any future liability resulting from the continued development of these laws.

                  EXPENSES RELATING TO THE TRANSACTION

Expenses relating to the transaction, including legal, accounting, and related expenses have not been recorded.

                EXPENSES RELATED TO CLOSING THE HOUSTON FACILITY

The expenses related to closing the Houston facility at the end of the lease on June 30, 2004 have not been included in the financial statements.

                           SALES TAX ACCRUAL 2000-2002

The Company has accrued $28,000 for sales taxes it did not collect and remit to the state of California from November 2000 to March of 2002. The Company has not accrued any penalties and interest that may be due if the Company was deemed to have nexus and owe the original $28,000 in sales taxes.

                             Schedule 4(c) - Page 2

                                  SCHEDULE 6(f)

                               "NO ADVERSE CHANGE"

         (iv) SINCE DECEMBER 31, 2003, THE COMPANY ISSUED THE FOLLOWING PROMISSORY NOTES AND PREFERRED STOCK FOR THE FOLLOWING INVESTMENTS:

   NANCY S. OLSON TRUST     $25,000   01/30/2004        32,500 PREFERRED SHARES

   WILLIAM BARKETT          $117,000  03/15/2004        152,100 PREFERRED SHARES

                             Schedule 6(f) - Page 1

                                  SCHEDULE 6(h)

                                "TITLE TO ASSETS"

To the best of Seller's knowledge, Seller owns good and marketable title to all assets.

                             Schedule 6(h) - Page 1

                                  SCHEDULE 6(i)

                             "LEASED REAL PROPERTY"

         CLEARLAKE PROPERTIES JOINT VENTURES
         3118 RICHMOND AVE, SUITE 210
         HOUSTON, TEXAS 77098

         Lease Agreement for 16,235 square feet of industrial space at 905 Gemini Avenue, Houston, Texas. Lease Agreement terminates June 30, 2004. Monthly base payment totals $9,416.30 plus property tax and insurance of $282.59.

         CONCEPTION TECHNOLOGIES
         6835 FLANDERS DRIVE, SUITE 500
         SAN DIEGO, CALIFORNIA 92121

         Sub-Lease Agreement for 5,383 square feet of industrial space at 6835 Flanders Drive, Suite 100, San Diego, California. Sub-Lease Agreement terminates July 31, 2005. Monthly payment totals $6,244.28 plus common area maintenance charges of $1,936.80.

                             Schedule 6(i) - Page 1

                                  SCHEDULE 6(j)

                     "INTELLECTUAL PROPERTY AND EXCEPTIONS"

Registered Trademark - ALLERGY-FREE
Serial No.: 75-111, 493
Registration No.: 2,806,016
Issued January 20, 2004

Registered Trademark - ALLER-PURE
Serial No.: 75-388, 442
Registration No.: 2,404,522
Issued November 14, 2000

License Agreement with Rick Chapman for enhanced filters.


                             Schedule 6(i) - Page 1

                                  SCHEDULE 6(k)

                           "CONTRACTS AND COMMITMENTS"

1. Product Supply, Contract Manufacturing Agreements

     a.       American Metal Filters
              1900 Wilson Ave, Suite A
              National City, CA 91950

              Contract manufacturer of permanent filters.

     b.       Lifetime Filters
              1005 Katyland Dr.
              Katy, Texas  77493

              Contract manufacturer of disposable filters.

2. License Agreement

     a.       Mr. Rick Chapman
              Enhanced Filters
              2159 C Palma Dr.
              Ventura, California 93003

3. Distribution Agreements

     a.       Allergy Max
              179-9 Route 46 West #121
              Rockaway, New Jersey 07866

              This agreement is a non-exclusive sales distribution agreement for Allergy Free filters and other products.

                             Schedule 6(k) - Page 1

4. Sales Agency and Co-Marketing Agreements

     a.       The Clorox Company
              1221 Broadway
              Oakland, California 94612

              Allergy Free has agreed to act as the sales agent and sell allergy avoidance products to consumers responding to any of the marketing activities initiated by The Clorox Company associated with allergy identification and symptom mitigation.

     b.       Immune Tech Corporation
              888 Oak Grove Ave, Suite 4
              Menlo Park, California 94025

              The agreement with Immune Tech Corporation is informal and has developed in conjunction with the Clorox Company sales agency agreement. Immune Tech provides an Allergy Testing service, `My Allergy Test' that will be sold by Allergy Free.

5. Independent Contractor Agreements - See Schedule 8(d)

6. Insurance Policies set forth on Schedule 6(p)

7. Employee Benefit Programs set forth on Schedule 6(o)

8. Personal Property Lease

         a.   Pitney Bowes Credit Corporation - Mail Machine & Scale
              Acct No. 4430311 Acct name: Allergy Free LP. Lease commencement date 10/30/1999; Contract term 57 Months; Lease ends 07/31/2004.

9. Services

         a.   ADT Security Services - San Diego Alarm - Suite 100

              Monthly security alarm services.

         b.   ADT Security Services - Houston Facility

              Monthly monitoring services; to be discontinued when lease ends in June 2004.

                             Schedule 6(k) - Page 2

         c.   Coverall of San Diego

              Weekly (2x per week) cleaning of Suite 100. One year contract, beginning November 2003.

         d.   Paymentech

              Credit Card Processor; 1 year agreement, dated 03/16/2004.

10. Other

         a.   ABC Radio

         The ABC Radio trade payable is evidenced by a Promissory Note, whereby Allergy Free makes monthly payments of $19,745.00 to ABC Radio. At December 2003, the total due was $98,725.00. Allergy Free has made all required payments subsequent to December 21, 2003.

         b.   Scott Sergeant

         In 2003, Allergy Free agreed to make four (4) quarterly payments of $1,250.00 to College of the Sequoias on behalf of Mr. Scott Sergeant, who this settlement was reached to end Mr. Sergeant's opposition to the Allergy Free trademark. Allegy Free has to date made all agreed payments.

11. Exceptions

        None.

                             Schedule 6(k) - Page 3

                                  SCHEDULE 6(l)

                                   "INVENTORY"

              FINISHED GOODS

         All finished goods inventories have been relocated from Houston to San Diego effective March 1, 2004. To the best of Seller's knowledge all non-standard or non-saleable inventory has been either written off or reasonably reserved for.

              RAW MATERIALS AND WORK IN-PROCESS INVENTORY

         As part of the transition from a captured manufacturing operation to product supply from a contract manufacturer, all raw materials and work in process inventories have been accounted for and sold to American Metal Filters. Payment for these materials will be made to Allergy Free over a period of time by means of a discount in the purchase price of permanent filters manufactured to Allergy Free's demand. The physical transfer of materials began in February and was concluded March 1, 2004.

                             Schedule 6(l) - Page 1

                                SCHEDULE 6(n)(i)

                             "COMPLIANCE WITH LAWS"

To the best of Seller's knowledge, there are no exceptions relative to the compliance statements set forth in Article 6 (n)(i) of the Agreement,

(1) other than possible inadvertent "Do Not Call" violations as described in
Schedule 6(e)

(2) Possibility Allergy Free should have paid sales tax on sales for the period of November 2000 through March 2002

(3) Late filing of Company's 1096 Form.

(4) Allergy Free's workers' comp coverage in 2001 may have been inadvertently dropped by DriverAlliant, who has orally agreed that any claims that are made for that time period will be covered by DriverAlliant.

                            Schedule 6(n)(i) - Page 1

                                SCHEDULE 6(n)(iv)

                             "GOVERNMENTAL PERMITS"

1. FEDERAL TRADE COMMISSION (FTC) DO NOT CALL (DNC) REGISTRATION # _____________. Allergy Free is subject to the FTC-mandated telemarketer DNC legislation, which requires that telemarkers stop calling customers who register with the federal registry. As a result of this legislation, the Company purchased the federal DNC list for $7375 and "scrubbed" the 40 million customer list against the Company's customer database. This process was completed by October of 2003, as required by the new law. Updated lists are available from the FTC quarterly, at no charge, and the Company has updated its records accordingly, and will continue to do so. Annually, in October, a new list is to be purchased and downloaded from the FTC.

2. WISCONSIN DEPARTMENT OF AGRICULTURE, TRADE AND CONSUMER PROTECTION - TELEPHONE SOLICITOR REGISTRATION #WI 99-10771. Allergy Free is registered for Wisconsin's No Call Program and has received the No Call List for that state.

3. CALIFORNIA SALES TAX ACCT NO. 100-141125. Allergy Free collects and submits California sales taxes monthly for sales in California and use taxes.

4. TEXAS SALES TAX ACCT NO. 1-33-0932622-4. Allergy Free collects and submits Texas sales taxes monthly for sales in Texas.

5.       CITY OF SAN DIEGO BUSINESS TAX CERTIFICATE B2001004227. Renews yearly.

                           Schedule 6(n)(iv) - Page 1

SCHEDULE 6(o)(i)

    EMPLOYEE LIST, COMPENSATION, AND BENEFITS

                                                                           AVERAGE   ELIGIBLE
                                                 HIRE    ANNUAL  STATUS    MONTHLY      FOR     COMMON    PREFERRED
   NAME                      POSITION            DATE    SALARY   FT/PT  COMMISSION    BONUS     STOCK      STOCK
Baltazar, Hector                  Telemarketer  Sep-03  $20,800   100%      $200        No             0         0
 Borromeo, Irene                    Purchasing  Jan-04  $ 4,800    10%      $  0        No             0         0
 DeHoog, Melinda                  Telemarketer  Mar-04  $20,800   100%      $200        No             0         0

    Glazer, Tara                    Sales Lead  Dec-03  $24,960   100%      $100        No             0         0

    Glenn, Scott                     President  Apr-04            100%      $  0        No     1,400,000   734,500

   Kahn, Shaunna         VP, Sales & Marketing  Sep-01  $60,000    50%      $  0       Yes        50,000         0
 Krivoshia, Kyle  Shipping/Receiving/Warehouse  Apr-04  $20,280    75%      $  0        No             0         0


        NAME                  BENEFITS                  COMMENTS
Baltazar, Hector          medical, dental,
                                       LTD
 Borromeo, Irene                            Ms. Borromeo is also employed by
                                            Conception Technologies
 DeHoog, Melinda          will be eligible
                         for benefits 6/04
    Glazer, Tara          medical, dental,
                                       LTD

    Glenn, Scott           medical, dental,
                                       LTD

   Kahn, Shaunna                       LTD  Mrs. Kahn is also employed by
                                            Conception Technologies

 Krivoshia, Kyle          Will be eligible  Mr. Krivoshia is also employed by
                         for benefits 5/04  Conception Technologies

                            Schedule 6(o)(i) - Page 1

                                                                           AVERAGE   ELIGIBLE
                                                 HIRE    ANNUAL  STATUS    MONTHLY      FOR     COMMON    PREFERRED
   NAME                      POSITION            DATE    SALARY   FT/PT  COMMISSION    BONUS     STOCK      STOCK
    Neal, Rickey                  Telemarketer  Mar-04  $20,800   100%      $200        No             0         0

     Repsch, Ann              Customer Service  Dec-03  $24,960   100%      $ 20        No             0         0

 Reyes, Jennifer                  Telemarketer  Sep-03  $20,800   100%      $200        No             0         0

Swiggard, Steven                  Telemarketer  Mar-04  $20,800   100%      $200        No             0         0

   Stav, Russell         Operations Manager/IS   2/98   $72,072   100%      $  0        No             0         0

Trinkle, Michael                     President  Jul-01  $32,800    20%      $  0        No       240,000         0

      Wade, Tina                 Sales Manager  Jun-95  $62,000   100%      $100       Yes             0         0

   White, Leslie                    Controller  Nov-00  $54,000    50%      $  0        No        40,000         0

        NAME                   BENEFITS                 COMMENTS
         Neal, Rickey     will be eligible
                         for benefits 6/04
          Repsch, Ann     medical, dental,
                                       LTD
      Reyes, Jennifer     medical, dental,
                                       LTD
     Swiggard, Steven     will be eligible
                         for benefits 6/04
        Stav, Russell     Medical, dental,  SEE NOTE BELOW FOR OTHER COMMITMENTS
                                       LTD

     Trinkle, Michael       Paid $2000 per  SEE NOTE BELOW FOR OTHER COMMITMENTS
                              month addt'l
           Wade, Tina     medical, dental,  SEE NOTE BELOW FOR OTHER COMMITMENTS
                                 LTD, 401k

        White, Leslie     medical, dental,  Ms. White is also employed
                                       LTD  Conception Technologies

        Note: At 3/17/04, the Company was
              recruiting and staffing for
              approximately 10 additional
              telemarketing positions

        Note:          The Company has a variable
                      compensation plan for sales
                  people, based upon sales levels

   Wade Note:    As part of a relocation package,
                     Allergy Free paid Ms. Wade's
               moving expenses of $3000, will pay
                   off her credit card

                           Schedule 6(o)(i) - Page 2
                                       balance of
                 $3900, and make her monthly debt
               consolidation payments of $310 for
                                       12 months.

Trinkle Note:  After the merger, Mr. Trinkle will
                  resign as President and instead
                        coordinate the transition
                 activities as a consultant.  See
                 Mr. Trinkle is also President of
                Conception Technologies. Schedule
                                            8(d).

BENEFITS

        TYPE
         OF                                             PLAN          ANNUAL          POLICY
       BENEFIT             POLICY      PROVIDER       COVERAGE        PREMIUM         PERIOD
     MEDICAL IN TEXAS  Group 5276845  Humana         HMO Plan 75      $396.31     2/1/2004 renewed
                                                     Opt 3

                                                                   per month per
                                                                   ee

MEDICAL IN CALIFORNIA  Group 87412A   Health Net     HMO & PPO     varies by age  1/2004 renewed
                                                     Preferred

                             Schedule 6(o) - Page 3

     DENTAL IN TEXAS   Group 5279392      Humana Dental $1000 annual      $21.37          4/2004 renewal
                                                        max, $50
                                                        annual
                                                        deductible
                                                        100%              per month per
                                                        preventive        ee
                                                        services
                                                        80% basic
                                                        50% major

DENTAL IN CALIFORNIA      PD 3093         Blue Shield   $1500 annual      $43.00          1/2004 renewed
                                                        max, $50
                                                        annual
                                                        deductible
                                                        100%              per month per
                                                        preventive        ee
                                                        services
                                                        80% basic
                                                        50% major

      LIFE INSURANCE   Client # 99210      Prudential   $10,000 per       $ 2.81 per ee   Month-to-month
                                           Financial    eligible
                                                        employee

                             Schedule 6(o) - Page 4

LONG TERM DISABILITY  Group 058-0829-00  GE Financial  Up to 50% of                $.19 per $100   11/2003 renewed
                                         Assurance     monthly
                                                       earnings
                                                       $5k max                         of salary

401k PLAN             Contract 4-49631   Principal     First of next
                                         Financial     month to
                                                       permanent
                                                       employees

PAID-TIME-OFF         Includes both                    15 days         0-5 years
                      vacation and sick
                      time
                                                       20 days         6-10 years
                                                       25 days         11+ years

HOLIDAYS                                               10 per year

                            Schedule 6 (o) - Page 5

                                SCHEDULE 6(o)(ii)

                           "OBLIGATIONS TO EMPLOYEES"

1. The Company became aware of an approximate $6,000.00 liability it may have assumed, related to a previous employee, Dave McCaslin Mr. McCaslinelected COBRA benefits upon his termination, effective 10/01/2001. However, HealthNet is claiming that Mr. McCaslin's 18-month COBRA eligibility ended 01/30/2003. THE $6,000.00 is related to medical bills Mr. McCaslin incurred during February 2003. Allergy Free believes Mr. McCaslin may have a claim for payment of these bills.

2.       Allergy Free has a number of inter-Company arrangements with Conception
Technologies:

         a. employees working for both companies who are paid through Conception Technologies and reimbursed by Allergy Free (see schedule 6(o)(i):

Michael Trinkle
Shaunna Salzetti
Leslie White
Irene Borroneo

         b. sublease for Suite 100 Allergy Free reimburses Conception Technologies (see schedule 6(i).

         c. either company may incur an expense on behalf of the other one and obtain reimbursement.

         d.       Allergy Free is a named insured on all insurance policies.

         e. Conception Technologies makes advanced payments to Allergy Free, which are reflected on Financial Statements.

         f. SR Technologies is the Manager of Seller and also owns forty percent (40%) of Conception Technologies.

                           Schedule 6(o)(ii) - Page 1

                                  SCHEDULE 6(p)

                              "INSURANCE POLICIES"

      TYPE
       OF                                            NAME OF
     COVERAGE                POLICY                  INSURED                INSURER
COMERCIAL PACKAGE      No. 35359273       Conception Technologies, LP;  Federal Insurance Co
                                          Allergy Free, LLC

PRODUCTS LIABILITY     No. 35818614       Conception Technologies, LP;  Federal Insurance Co
                                          Allergy Free, LLC

COMMERCIAL AUTO        No. 73501155       Conception Technologies, LP;  Federal Insurance Co

COMMERCIAL UMBRELLA    No. 79822220       Conception Technologies, LP;  Federal Insurance Co
                                          Allergy Free, LLC

WORKERS COMPENSATION   No. 0001124517     Allergy Free, LLC                Texas Mututal
STATE OF TEXAS

WORKERS COMPENSATION   WC 00311201300     SR Technology Associates              AIG
STATE OF CALIFORNIA                       Conception Technologies
                                          Allergy Free, LLC

MEDICAL IN TEXAS       Group 5276845      Allergy Free, LLC                     Humana

MEDICAL IN CALIFORNIA  Group 87412A       Allergy Free, LLC                   Health Net

DENTAL IN  TEXAS       Group 5279392      Allergy Free, LLC                  Humana Dental

DENTAL IN CALIFORNIA   PD 3093            Allergy Free, LLC                  Blue shield

LIFE INSURANCE         Client # 99210     Allergy Free                  Prudential Financial

LONG TERM DISABILITY   Group 058-0829-00  Allergy Free, LLC             GE Financial Assurance

      TYPE                            AMOUNT
       OF                               OF                               ANNUAL
     COVERAGE                        COVERAGE                           PREMIUM
COMERCIAL PACKAGE      $1M each occurrence                            $  12,041.00
                       $2M gen'l aggregate
                       $1M foreign liability

PRODUCTS LIABILITY     $6M claims made                                $      5,810

COMMERCIAL AUTO                                                       $        383

COMMERCIAL UMBRELLA    $4M each occurrence/aggregate                  $      1,538

WORKERS COMPENSATION   $1M bodily injury by accident-each accident    $      7,311
STATE OF TEXAS         $1M bodily injury by desease-each ee
                       $1M bodily injury by desease-policy limit

WORKERS COMPENSATION   $1M bodily injury by accident-each accident    $      3,000
STATE OF CALIFORNIA    $1M bodily injury by desease-each ee
                       $1M bodily injury by desease-policy limit

MEDICAL IN TEXAS       HMO Plan 75 Opt 3                              $     396.31
                                                                      Per month per ee

MEDICAL IN CALIFORNIA  HMO PPO Preferred                               varies by age

DENTAL IN  TEXAS       $1000 annual max, $50 annual deductible        $     21.37
                       100% preventive services, 80% basic,           Per month per ee
                       50% major

DENTAL IN CALIFORNIA   $1500 annual max, $50 annual deductible        $     43.00
                       100% preventive services, 80% basic,           Per month per ee
                       50% major

LIFE INSURANCE         $10,000 per eligible employee                  $ 2.81 per ee

LONG TERM DISABILITY   Up to 50% of monthly earnings $5k max          $.19 per $100

      TYPE
       OF                     POLICY
     COVERAGE                 PERIOD                              COMMENTS
COMERCIAL PACKAGE        10/18/2003-10/18/2004   Excludes Products/Completed Operations
                                                       (see separate policy)

PRODUCTS LIABILITY       10/18/2003-10/18/2004

COMMERCIAL AUTO          10/18/2003-10/18/2004

COMMERCIAL UMBRELLA      10/18/2003-10/18/2004

WORKERS COMPENSATION     11/18/2003-11/18/2004
STATE OF TEXAS

WORKERS COMPENSATION     11/8/03-11/8/04
STATE OF CALIFORNIA

MEDICAL IN TEXAS          2/1/2004 renewed

MEDICAL IN CALIFORNIA     1/2004 renewed

DENTAL IN  TEXAS          4/2004 renewal

DENTAL IN CALIFORNIA       1/2004 renewed

LIFE INSURANCE             Month-to-month

LONG TERM DISABILITY       11/2003 renewed

                             Schedule 6(p) - Page 1

                             Schedule 6(p) - Page 2

                                  SCHEDULE 6(q)

                                  "LITIGATION"

                  FILING OF DISCRIMINATION COMPLAINT

E200304D0897-00-s
Parker/Allergy Free

A former temporary worker filed a discrimination complaint with the California Department of Fair Employment & Housing (DFEH) on February 11, 2004. The complaint alleges sexual harassment from January 6, 2003 to the middle of March 2003 by a sales supervisor. The Company learned of the situation on March 6, 2003 and at once investigated the situation and terminated the supervisor. A second temporary worker had made a similar demand on Allergy Free relating to the same supervisor, but did not timely file a DFEH claim and Allergy Free presumes she has abandoned her claim. The company does not know at this time what the outcome of the DFEH investigation will be and the nature of the resulting liability, if any. However, if the DFEH so designates, Ms. Parker may pursue remedies against Allergy Free in the courts. Allergy Free has been advised by counsel that awards in cases like these have totaled $10,000. The Company does not know at this time how the DFEH or Ms. Parker may choose to proceed, but denies responsibility for the alleged sexual harassment.

WISCONSIN DO NOT CALL COMPLAINT

A customer from Wisconsin contacted us to complain that we had called her in October 2003, even though she was on the National Do Not Call list. She asked us to pay her $1,500.00 in return for not reporting us. We declined to pay her and had an attorney respond. We then filed in the Sate of Wisconsin as a telephone solicitor and received a registration number. We do not believe anything further will come from this.

                             Schedule 6(q) - Page 1

                                  SCHEDULE 6(t)

                    "PRODUCT LIABILITY CLAIMS SINCE 1/1/2002"

To the best of Seller's knowledge, there have been no product liability claims since 1/1/2002.

                             Schedule 6(t) - Page 1

                                   SCHEDULE 7

                         PURCHASER DISCLOSURE SCHEDULES

                                   Schedule 7

                                  SCHEDULE 7(c)

                     REQUIRED APPROVALS, NOTICES AND FILINGS

1. Acquisition and related actions in connection with the Acquisition require approval of Purchaser shareholders.

2. Assignment of royalty rights under the Agway Agreements to the Trust may require either approval of the successors to Agway, Inc., or sixty (60) days prior written notice.

3. Approval of sub-Landlord under sub-lease with Conception Technologies for premises will be required.

4. Planet will be required to file a proxy statement, certain notices, and other securities related filings and notices with the SEC and/or appropriate state securities authorities and the NASD.

                             Schedule 7(c) - Page 1

                                  SCHEDULE 7(f)

                              LIABILITY EXCEPTIONS

         1. Liability for legal, accounting and related transaction expenses, relating to the Acquisition and actions in connection therewith.

                             Schedule 7(f) - Page 1

                                  SCHEDULE 7(i)

                               EXCEPTION TO TITLE

         1.       Terms of Agway Agreements and Ryer Agreement.

                             Schedule 7(i) - Page 1

                                  SCHEDULE 7(j)

                              LEASED REAL PROPERTY

         1. Sublease between Conception Technologies and Purchaser

                             Schedule 7(j) - Page 1

                                  SCHEDULE 7(k)

                      INTELLECTUAL PROPERTY AND EXCEPTIONS

         1.       PRODUCTS AND TECHNOLOGIES

         Planet used its polymer chemistry expertise to provide water soluble and degradable technology-based solutions to the current and emerging needs of the agricultural market principally through its arrangement with Agway.

         EnviroPlastic(R) Controlled-Release Technology. Planet's patented EnviroPlastic controlled-release technology is a proprietary polymer coating product line with broad application. One use application of this technology allows fertilizer to be controlled for release over 120 days. The Company has sought to develop strategic alliances with potential partners and customers and since 1995 Planet has had a license relationship with Agrium Inc. ("Agrium") to conduct development work in the use of coatings of fertilizer products. In June 1999, the Company entered into an Amending Agreement with Agrium to allow Planet and Agway to pursue the development of certain technologies involving controlled-released coatings.

         This coating technology is also utilized to control the release and transfer rates of nitrogen and oxygen, to assist in controlling the ripening of fruits and vegetables. Planet entered into a licensing agreement with Agway in 1999 to develop commercial coatings for use on fruits, vegetables, floral and nursery applications that has resulted in the launch, in October 2000, of FreshSeal(R) coating for use on fruits and vegetables. Agway is in the early stages of the extended multi-year commercial rollout of this product family. Agway's product reception and success to date in the marketplace has been encouraging and resulted in a very modest royalty-generating license in 2001. Effective January 15, 2004, Agway sold its rights to FreshSeal(R) to BASF AG.

         The Company has also been highly engaged in development work with Agway since 1999 on the use of its controlled-release technology for animal feed. It is being evaluated as a specialty coating for urea to allow for more efficient, controlled release of nitrogen for dairy cows. The product named Optigen(R)1200 by Agway's Country Products Group, was in field testing while it petitioned the FDA for product approval as a feed additive. Effective January 2004, Agway sold its rights to Optigen(R) to Alltech.

         EnviroPlastic(R) Z Biodegradable and Compostable Plastics. The Company's patented EnviroPlastic Z materials are biodegradable and compostable polymers based on the polymer cellulose acetate. Product features include transparency, fast molding cycles, outstanding processability and controlled degradation rates from 3 months to 3 years. EnviroPlastic Z materials have been successfully injection molded and extruded into sheet film. EnviroPlastic Z materials are targeted for use in products in the packaging and the industrial markets.

         Aquadro(R) Water Soluble Plastics. The Company's patented Aquadro materials are a polyvinyl alcohol based compound family developed by Planet to provide cost effective product

                             Schedule 7(k) - Page 1
solutions for the medical disposable, industrial manufacturing and specialty packaging films markets. Aquadro can be manufactured into blown film, extrusion cast film, and injection molded products. Aquadro resins are highly versatile and can be engineered for flexible or rigid applications. Aquadro can also be designed to dissolve in hot or cold water environments. The development of Aquadro is an advancement of Planet's patented EnviroPlastic H technology. No applications have been commercialized to date.

         AQUAMIM(R) Metal Injection Molding. AQUAMIM(R) is designed for the production of precision metal components utilizing a water debinding process, which eliminates the need for hazardous solvents or acids. AQUAMIM(R) feedstock is a mixture of metal powders and the Company's proprietary water soluble polymer binder. Various industrial and consumer products can be manufactured by the AQUAMIM(R) technology. The Company currently offers stainless steel compounds, 316L, 17-4PH, and 420; iron-nickel; tool steels M2, and M4; and heavy metal alloys, tungsten copper and tungsten carbide cobalt. Although the AQUAMIM(R) technologies were sold to Ryer Industries in 2001, in April 2003, Planet recovered these assets as a result of Ryer Industries default under a Forbearance Agreement and subsequently, on May 1, 2003, resold the AQUAMIM(R) technology to Ryer Enterprises, LLC.

         2.       Exceptions:

                  a.       Terms of Agway Agreements and Ryer Agreement.

                  b. Agway has advised Purchaser that Pursell Technologies, Inc. and RLC Technologies, LLC (collectively "Pursell") claim Optigen Patent infringes prior patent of Pursell.

                             Schedule 7(k) - Page 2

                                  SCHEDULE 7(l)

                        MATERIAL CONTRACTS AND EXCEPTIONS

1.       List of Material Contracts

         a. Warrant to Purchaser Common Stock, dated March 9, 2000, issued by the Registrant to LBC Capital Resources, Inc.

         b. Registrants 2000 Stock Incentive Plan (the "2000 Plan")

         c. Warrant to Purchase Common Stock, dated March 20, 2001, issued by the Registrant to LBC Capital Resources, Inc.

         d. Form of Sale and License Agreement dated March 31, 2003, with Agway, Inc. (animal feed products)

         e. Form of Sale and License Agreement dated March 31, 2003, with Agway, Inc. (fruit and vegetable products)

         f. Form of First Amendment to License Agreement with Agway, Inc.

         g. Form of Consulting Agreement with Robert Petcavich

         h. Purchase, Sale and Licensing Agreement, Ryer Enterprises, as amended

2.       Exceptions:                                                       None.

                             Schedule 7(l) - Page 1

                                SCHEDULE 7(o)(i)

                            EXCEPTIONS TO COMPLIANCE

         None

                            Schedule 7(o)(i) - Page 1

                                SCHEDULE 7(o)(iv)

                    LIST OF GOVERNMENT APPROVALS FOR BUSINESS

         See Schedule 7(c).

                           Schedule 7(o)(iv) - Page 1

                                SCHEDULE 7(p)(ii)

                      OBLIGATIONS TO EMPLOYEES/CONSULTANTS

         1. Consulting fees to officers or directors for services performed since December 31, 2003, paid at $100.00/hr consistent with Company practice during 2002.

                             Schedule 7(p) - Page 1

                                  SCHEDULE 7(q)

                                    INSURANCE

         1. General commercial liability policy and umbrella policy issued through US1 of San Diego Insurance Services.

                             Schedule 7(q) - Page 1

                                  SCHEDULE 7(r)

                                   LITIGATION

         None.

                             Schedule 7(r) - Page 1

                                  SCHEDULE 7(u)

                                 PRODUCT CLAIMS

         None.

                             Schedule 7(u) - Page 1

                                  SCHEDULE 8(d)

                            "INDEPENDENT CONTRACTORS"

1. TRINKLE, MICHAEL - TRANSITION MANAGEMENT. Mr. Trinkle will enter into a consulting agreement with Allergy Free to coordinate the transition of operations resulting from the Houston facility relocation, and from the sale of the Company. Mr. Trinkle will be paid $4,800 per month and his consulting assignment ends on December 31, 2004. Mr. Trinkle is currently President of Allergy Free prior to the acquisition and has been issued 240,000 common shares.

2. STAV, RUSSELL - INFORMATION TECHNOLOGY DO NOT CALL (DNC) CONSULTANT. Mr. Stav is an employee of Allergy Free and developed the current customer database management system, information technology processes, and developed the DNC processes for the database downloads. Mr. Stav has entered into an agreement with Allergy Free to provide monthly and quarterly database updates, DNC downloads and other similar duties at $1500 per month. His assignment ends on December 31, 2004, although at the discretion of the Company, the agreement may be extended into 2005.

         It is understood that these agreement will be assumed by the Buyer.

                             Schedule 7(k) - Page 2